UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Oilwell Varco, Inc.

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NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2013

DATE:	Wednesday, May 22, 2013
TIME:	10:00 a.m. (Houston time)
PLACE:	National Oilwell Varco
7909 Parkwood Circle Dr.
Houston, Texas 77036

The 2013 annual meeting of stockholders of National Oilwell Varco, Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas on Wednesday, May 22, 2013, at 10:00 a.m. local time, for the following purposes:

•	To elect six directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2013;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers;

•	To consider and act upon amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan;

•	To consider and vote on the approval of the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the six nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2013 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4), and “FOR” the proposal to approve the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5).

The Board of Directors has set April 1, 2013 as the record date for the annual meeting of the stockholders (“Annual Meeting”). If you were a stockholder of record at the close of business on April 1, 2013, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Dwight W. Rettig

Dwight W. Rettig
Executive Vice President, General Counsel and Secretary

Houston, Texas

April 10, 2013

NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to National Oilwell Varco, Inc.

ANNUAL MEETING:	Date:	Wednesday, May 22, 2013
	Time:	10:00 a.m. (Houston time)
	Place:	National Oilwell Varco
7909 Parkwood Circle Dr.
Houston, Texas 77036

AGENDA:	Proposal 1: To elect six nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

Proposal 4: To approve amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan.

Proposal 5: To approve the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers.

The Board of Directors recommends that you vote “FOR” the election of the six nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2013 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4), and “FOR” the proposal to approve the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5).

RECORD DATE/ WHO CAN VOTE:

All stockholders of record at the close of business on April 1, 2013 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:

Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 10,

2013. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:

If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the six nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), FOR the approval of the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4), and FOR the approval of the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5).

REVOKING YOUR PROXY:

You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:

As of April 1, 2013, there were 427,219,827 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 213,609,914 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the six director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 6 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), the proposal to approve the compensation of our named executive officers (Proposal 3), and the proposal to approve the National Oilwell

Varco, Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposals 3 and 5, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4) will require the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the shares entitled to vote on the proposal. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 4, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Broker non-votes could impair our ability to satisfy the requirement that the total votes cast on the proposal represent a majority of the shares entitled to vote on the proposal. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:

If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:

The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of

Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:

We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $6,000, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 22, 2013.

The Company’s 2013 Proxy Statement and the Annual Report to Stockholders for the year ended 2012 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 713-346-7500.

PLEASE VOTE - YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

The Board of Directors of National Oilwell Varco (the “Board”) and the stockholders of the Company approved in 2011 an amendment to the Company’s Amended and Restated Certificate of Incorporation that provides for the phased-in elimination of the classification of the Board and the annual election of all directors.

The Board of Directors was divided into three classes, and members of each class were elected to serve for staggered three-year terms. Starting with the election of directors at the 2012 Annual Meeting, such directors or their successors were elected to one-year terms. Beginning with the 2014 Annual Meeting, the declassification of the Board would be complete and all directors would be subject to annual election.

Directors whose terms expire this year include: Merrill A. Miller, Jr., Greg L. Armstrong, Ben A. Guill, David D. Harrison, Roger L. Jarvis and Eric L. Mattson.

Merrill A. Miller, Jr., Greg L. Armstrong, Ben A. Guill, David D. Harrison, Roger L. Jarvis and Eric L. Mattson are nominees for directors for a one-year term expiring at the Annual Meeting in 2014, or when their successors are elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2014 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

National Oilwell Varco’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2013, all director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director for Terms Expiring in 2013:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Merrill A. Miller, Jr.	62	2013

Mr. Miller has been a Director of the Company since May 2001 and Chairman of the Board since July 22, 2005. He also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served as Chief Executive Officer since May 2001. He served as President from November 2000 until December 2012. He has served in various senior executive positions with National Oilwell since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.

				2001

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Greg L. Armstrong	54	2013

Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Since 2010, he has been Chairman of the Board and Chief Executive Officer of PNGS GP LLC, the controlling entity of PAA Natural Gas Storage, L.P., a publicly traded master limited partnership engaged in the natural gas storage business. Mr. Armstrong is a member of the National Petroleum Council and is a director of the Federal Reserve Bank of Dallas, Houston Branch.

				2005

Ben A. Guill	62	2013	Mr. Guill has served as a Director of the Company since 1999. He is a Managing Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.	1999

David D. Harrison	65	2013

Mr. Harrison has been a Director of the Company since August 2003. He has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, since February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. Mr. Harrison also serves as a director of James Hardie Industries, a leading fibre cement technology company.

				2003

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Roger L. Jarvis	59	2013

Mr. Jarvis has been a Director of the Company since February 2002. Since August 2012, he has served as Chairman of Common Resources III LLC, a privately held company engaged in the business of exploration for and production of hydrocarbons in the United States. Mr. Jarvis previously served as Chairman, Chief Executive Officer and President of Common Resources II from May 2010 until its acquisition in August 2012 and at Common Resources LLC from 2007 until its acquisition in May 2010. He served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, from 1996 and as its Chairman of the Board from 1998, until its acquisition by Norsk Hydro ASA in December 2005.

				2002

Eric L. Mattson	61	2013

Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson is currently an investor in and serves as the EVP and Chief Financial Officer of Select Energy Services, LLC, a privately held oil service company located in Gainesville, Texas. Prior to that, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, since 2003, until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson serves as a director of Rex Energy Corporation, a company engaged in the acquisition, production, exploration and development of oil and gas.

				2005

Your Board of Directors recommends that you vote “FOR” the election of the six nominees for director.

Information Regarding Continuing Directors:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Robert E. Beauchamp	53	2014	Mr. Beauchamp has been a Director of the Company since August 2002. Since 2001, he has served as President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise IT management solutions. Since 2008, Mr. Beauchamp has also served as Chairman of the Board of BMC Software. During his 25-year career with BMC Software, he has served in a variety of leadership roles in sales, marketing, corporate development, and product management and development.	2002

Jeffery A. Smisek	58	2014

Mr. Smisek has been a Director of the Company since March 2005. Mr. Smisek served as a Director of Varco (and its predecessor, Tuboscope Inc.) from February 1998 until its merger with the Company on March 11, 2005. Mr. Smisek has served as President, Chief Executive Officer and a director of United Continental Holdings, Inc. since October 2010, and as Chairman of the Board, President and Chief Executive Officer since January 2013. Mr. Smisek previously served as Chairman, President and Chief Executive Officer of Continental Airlines, Inc. from January 2010 until its merger with United Airlines, Inc. in October 2010. Mr. Smisek previously served Continental Airlines, Inc. as: President and Chief Operating Officer from September 2008 until December 2009 and President and a director from December 2004.

				2005

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met eight times and the committees met a total of 12 times. Mr. Miller does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2012:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Merrill A. Miller, Jr.
Greg L. Armstrong	•
Robert E. Beauchamp		•	+
Ben A. Guill	•
David D. Harrison	+
Roger L. Jarvis		•	•
Eric L. Mattson	•
Jeffery A. Smisek		+	•
Number of Meetings Held in 2012	8	2	2

(+)	Denotes Chair

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.

Audit Committee

Messrs. Harrison (Chairman), Armstrong, Guill and Mattson are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Smisek (Chairman), Beauchamp and Jarvis are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Messrs. Smisek, Beauchamp and Jarvis served on the Compensation Committee during 2012. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Beauchamp (Chairman), Jarvis and Smisek are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of April 1, 2013, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader oil and gas industry. The Company believes the Board benefits from different viewpoints and experiences by having a mix of members of the Board who have experience in the oil and gas industry and those who do not have such experience.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, TX 77036, Attention: Dwight W. Rettig, Secretary. The notice must be received no later than April 20, 2013 - 10 days after the first public notice of the

Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.

Director Qualifications

The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications and skills of each director set forth in their biographies starting on page 6 of this proxy statement, the Company also considered the following factors in determining that the board member should serve on the Board:

Mr. Armstrong provides valuable service and experience to the Audit Committee, due to his experience serving as an auditor for a major accounting firm, approximately 30 years of being a certified public accountant and seven years of experience serving as a chief financial officer. Mr. Armstrong has been an officer of a publicly traded energy company since 1981, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles. He also gained valuable outside board experience from his previous tenure as a director of BreitBurn Energy Partners.

Mr. Beauchamp has served as the chief executive officer and chairman of the board of a publicly traded company for the past 12 years. Mr. Beauchamp has extensive business experience in the information technology sector, including occupying positions in the areas of sales, marketing, research and development and corporate development. Mr. Beauchamp’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in finance, as well as a masters degree in management.

Mr. Guill provides valuable service and experience to the Audit Committee, due to his MBA degree, 18 years of experience in investment banking and 12 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 31 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill also gained valuable outside board experience from his previous tenures as a director of: Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

Mr. Harrison provides valuable service and experience to the Audit Committee, due to his MBA degree, 27 years of being a certified management accountant and 13 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 42 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries.

Mr. Jarvis served as the chief executive officer and chairman of the board of a publicly traded company in the oil and gas industry for 10 years. Mr. Jarvis has extensive experience in the oil and gas exploration business involving the drilling, completion and production of oil and gas wells, both offshore and onshore. As a result of this extensive experience, Mr. Jarvis is very familiar with the strategic and project planning processes that impact the Company’s business.

He also gained valuable outside board experience from his previous tenure as a director of the Bill Barret Corporation.

Mr. Mattson provides valuable service and experience to the Audit Committee, due to his MBA degree and 39 years of financial experience, including 20 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 30 years. He also has extensive mergers and acquisitions experience of over 30 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

Mr. Miller has been an officer of a publicly traded company since 1996, occupying positions of increasing importance from business group president, to COO, to CEO. Mr. Miller has extensive experience with the Company and the oil service industry. Mr. Miller has an MBA degree, and is a graduate of the US Military Academy, West Point. Mr. Miller has also gained valuable outside board experience from his previous tenure as a director of Penn Virginia Corporation and his current tenure as a director of Chesapeake Energy Corporation.

Mr. Smisek has been an executive officer of a publicly traded company since 1995, occupying positions of increasing importance ranging from General Counsel, to President and COO, to Chairman and CEO. Mr. Smisek has extensive business experience in the airline industry, which helps provide a different perspective for the Company. Mr. Smisek has a law degree and has prior experience practicing law for a major law firm, which provides him with extensive experience in assessing and dealing with different types of risks. He has also gained valuable outside board experience from his tenure as a director and chairman of the board of Continental Airlines, and his current position as chairman of the board of United Continental Holdings.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee held eight (8) meetings in 2012, and at each regularly scheduled quarterly meeting met separately in executive session with both the internal audit vice president and the independent audit partner, without management being present.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as may be modified or supplemented. SAS No. 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the audit committee. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.

Based on the review of the financial statements, the discussion with Ernst & Young regarding SAS No. 61, the discussion with Ernst & Young of the applicable requirements of the Public Company Accounting Oversight Board concerning independence, and receipt from them of the required written disclosures, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2012 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

David D. Harrison, Committee Chairman

Greg L. Armstrong

Ben A. Guill

Eric L. Mattson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2013. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2011 and 2012. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2012	2011
	(in thousands)

Audit Fees	$8,145	$7,702
Audit Related Fees(1)	198	187
Tax Fees(2)	7,237	4,706
All Other Fees	—	—

Total	$15,580	$12,596

(1)	Consists primarily of fees for audits of employee benefit plans.
(2)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS - PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2012, our stockholders approved, on an advisory basis, the compensation of our named executive officers with approximately 96% of stockholder votes cast in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards consist of: stock options and performance-based restricted stock. We believe this mix appropriately motivates long-term performance and rewards executives for both absolute gains in share price and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

•

Incentive Plan awards are aligned with our performance: For 2012, we made bonus payments to the Company’s named executive officers near the “target” level payout because our financial results met our financial goals set for 2012.

•	Base salaries: In 2012, the Company adjusted the base salary levels for its named executive officers and CEO, because the Company had achieved strong financial and operational performance.

Compensation Program Has Appropriate Long-term Orientation

•

Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year vesting requirements for options and performance-based restricted stock.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•

CEO Pay: CEO base salary level has generally been well below the competitive peer median, in spite of the Company’s strong financial and operational performance over the past few years. This is due to the CEO declining increases in base salary recommended by the Compensation Committee and voluntarily reducing his base salary in 2009.

•

Adoption of Executive Stock Ownership Guidelines: Stock ownership guidelines for its executive officers to better align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•

Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be terminated by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2013 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2012 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

APPROVAL OF AMENDMENTS TO THE LONG-TERM INCENTIVE PLAN - PROPOSAL NO. 4 ON THE PROXY CARD

In 2005, the stockholders approved the National Oilwell Varco Long-Term Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan was proposed as a result of the Company’s merger with Varco International, Inc. and authorized 15,000,000 shares for issuance. In 2009, stockholders approved an amendment to the Equity Incentive Plan to increase by 10,500,000 the number of authorized shares available under the Equity Incentive Plan.

As of April 1, 2013, of the 25,500,000 shares authorized for issuance under the Equity Incentive Plan, there were 42,633 shares remaining available for future grants under the Equity Incentive Plan. The Equity Incentive Plan is the only Company equity plan from which shares remain available for future grants. The Compensation Committee of the Board of Directors and the Board itself considers this number to be inadequate to achieve the stated purpose of the Equity Incentive Plan in the future; namely, to promote the long-term financial interests of the Company by: (i) encouraging directors, officers and employees of the Company to acquire an ownership position in the Company; (ii) enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability; and (iii) providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders.

The Equity Incentive Plan is also set to expire in 2014, and the Company would like to extend the term of the Equity Incentive Plan.

The Board has approved, and stockholders are being asked to approve, amendments to the Equity Incentive Plan. The proposed amended and restated Equity Incentive Plan, highlighting the proposed changes, is provided as Appendix I to this Proxy Statement.

The Equity Incentive Plan currently authorizes 25,500,000 shares for issuance - the Company’s proposal would increase by 14,000,000 the number of authorized shares available for issuance under the Equity Incentive Plan - resulting in a total of 39,500,000 shares authorized under the Equity Incentive Plan. This increase would result in 14,042,633 shares being available for future grants, including the number of shares remaining available on April 1, 2013.

The Company is also proposing extending the term of the Equity Incentive Plan for an additional ten years, as well as addressing the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Company is also asking the stockholders to reapprove the Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

The Equity Incentive Plan provides for long-term compensation and incentive opportunities for directors, executives and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as stock options and restricted stock grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.

As of April 1, 2013, there were 13,338,491 shares reserved for issuance under the Equity Incentive Plan upon the vesting of restricted stock grants and the exercise of existing option grants. As of April 1, 2013, there were 1,762,593 shares and 12,112,036 shares reserved for issuance under all Company equity plans (including the Equity Incentive Plan and all discontinued Company equity plans) upon the vesting of restricted stock grants and the exercise of existing option grants, respectively. As of April 1, 2013, the weighted-average exercise price and the weighted-average remaining term for the Company’s outstanding stock options under all Company equity plans were $61.14 and 7.58 years, respectively.

As of April 1, 2013, there were 427,219,827 shares of National Oilwell Varco common stock issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of April 1, 2013, with respect to compensation plans under which our common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of warrants and rights (a)	Weighted-average exercise price of outstanding rights (b)	Number of securities remaining available for equity compensation plans (excluding securities reflected in column (a)) (c) (1)

Equity compensation plans approved by security holders	12,112,036	$61.14	42,633

Equity compensation plans not approved by security holders	—	—	—

Total	12,112,036	$61.14	42,633

(1)	Shares could be issued through equity instruments other than stock options, warrants or rights; however, none are anticipated during 2013.

Vote Required for Approval

Approval of the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan will require the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the shares entitled to vote on the proposal. An abstention will have the same effect as a vote “against” such proposal. Broker non-votes could impair our ability to satisfy the requirement that the total votes cast on the proposal represent a majority of the shares entitled to vote on the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the amendment to the Equity Incentive Plan.

Description of the Plan

The following summary describes briefly the principal features of the Equity Incentive Plan, and is qualified in its entirety by reference to the full text of the Equity Incentive Plan, which is provided as Appendix I to this Proxy Statement.

General Terms

The purpose of the Equity Incentive Plan is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging directors, officers and employees of the Company and its affiliates to acquire an ownership position in the Company, by enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability, and by providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders. It is not possible to determine at this time the number of shares of Company common stock covered by options or restricted stock awards that may be granted in the future under the Equity Incentive Plan to any employee.

Administration

Generally, the Equity Incentive Plan will be administered by the Compensation Committee, which is and will be composed of independent directors of the Company. The Board will administer the Equity Incentive Plan as to awards to members of the Board. In addition, the Compensation Committee has the authority to delegate to one or more members of the Board or one or more officers of the Company the power to administer the plan as to employees, other than persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Section 162(m) of the Internal Revenue Code.

The Compensation Committee will have full authority, subject to the terms of the Equity Incentive Plan, to establish rules and regulations for the proper administration of the Equity Incentive Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards.

Eligibility

All employees, consultants and directors of the Company and its affiliates are eligible to participate in the Equity Incentive Plan. The selection of those employees, consultants and directors, from among those eligible, who will receive awards is within the discretion of the Compensation Committee.

Term of the Plan

The Equity Incentive Plan will terminate on September 13, 2014, after which time no additional awards may be made or options granted under the Equity Incentive Plan. The Company is proposing to extend the term of the Equity Incentive Plan to February 20, 2023.

Number of Shares Subject to Equity Incentive Plan and Award Limits

A total of 42,633 shares are available for future grants under the Equity Incentive Plan as of April 1, 2013.

To the extent that an award terminates, expires, lapses, is settled in cash or repurchased for any reason, any shares subject to the award may be used again for new grants under the Equity Incentive Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation may be used for grants under the Equity Incentive Plan.

No participant may receive awards with respect to more than 1,000,000 shares in any calendar year; provided, however, to the extent the 1,000,000 share limit is not awarded to any participant with respect to any calendar year, the amount not so awarded but permitted for such participant shall be available for award to such participant during any subsequent calendar year. The limitation described in the preceding sentence may be adjusted upon a reorganization, stock split, recapitalization or other change in the Company’s capital structure. The maximum amount of awards denominated in cash that may be granted to any participant during any calendar year may not exceed $2,000,000.

Types of Awards

The Equity Incentive Plan permits the granting of any or all of the following types of awards (“Awards”): (1) stock options, (2) restricted stock, (3) performance awards, (4) phantom shares, (5) stock appreciation rights, (6) stock payments, and (7) substitute awards.

Stock Options

The term of each option will be as specified by the Compensation Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment,

consulting relationship, or membership on the Board will be specified in the Award agreement that evidences each option grant. The Compensation Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an option may vest and be exercised. The period during which an option is exercisable shall be set forth in the Award agreement. No portion of an option which is unexercisable at termination of the participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Compensation Committee either in the Award agreement or by action following the grant of the option.

The option price will be determined by the Compensation Committee and will be no less than the fair market value of the shares on the date that the option is granted, except for adjustments for certain changes in the Company’s common stock.

The Compensation Committee may determine the method by which the option price may be paid upon exercise, including in cash, check, other shares of Company common stock owned by the optionee for at least six months prior to exercise (unless waived by the Compensation Committee), shares issuable upon option exercise, other securities or property, a note, withholding of shares, or by a combination thereof. The Equity Incentive Plan also allows the Compensation Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless broker exercise of an option. No participant who is a member of the board of directors or an executive officer shall be permitted to pay the exercise price or tax withholding obligation of an option or any other Award in any method that would violate Section 13(k) of the Exchange Act.

Restricted Stock

Awards may be granted in the form of restricted stock (“Restricted Stock Award”). Restricted Stock Awards may be awarded in such numbers and at such times as the Compensation Committee may determine. Restricted Stock Awards will be subject to certain terms, conditions or restrictions, including vesting terms that may be linked to performance criteria or other specified criteria including passage of time.

The Compensation Committee may, in its discretion, waive any restrictions on any outstanding Restricted Stock Award as of a date determined by the Compensation Committee, but the Compensation Committee may not in general take any action to waive restrictions on a Restricted Stock Award that has been granted to a covered employee (within the meaning of Section 162(m) of the Internal Revenue Code) if such award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Performance Awards

The Compensation Committee may, in its sole discretion, grant Performance Awards under the Equity Incentive Plan that may be paid in cash, Company common stock, or a combination thereof as determined by the Compensation Committee. At the time of the grant, the Compensation Committee will establish the maximum dollar amount of each Performance Award, the performance goals which may be linked to performance criteria or other specified criteria, including passage of time, and the performance period over which the performance goals will be measured.

Following the end of the performance period, the Compensation Committee will determine and certify in writing the amount payable to the holder of the Performance Award based on the achievement of the performance goals for such performance period. Payment shall be made in cash and/or in shares of Company common stock, in a lump sum or in installments, following the close of the performance period or at such later deferral date elected by the participant, each as prescribed by the Compensation Committee.

Phantom Shares

Phantom Shares under the Equity Incentive Plan are awards of, or rights to receive amounts equal to, a specified number of shares of Company common stock over or following a specific period of time. Such awards may be subject to fulfillment of conditions, which may be linked to performance criteria or other specified criteria, including the passage of time, if any, as the Compensation Committee may specify.

Payment of Phantom Shares may be made in cash, Company common stock, or a combination thereof and shall be paid in a lump sum or installments, following the close of the performance period or at such later deferral date elected by the participant each as prescribed by the Compensation Committee. Any payment to be made in cash will be based on the fair market value of the Company common stock on the payment date.

SARs

The Compensation Committee may grant to employees, consultants and directors Stock Appreciation Rights (“SAR”), which consist of a right to receive amounts equal to the share appreciation in the Company’s common stock over a specified period of time. The payment may be made in shares of Company common stock, cash or both. A SAR may be granted (1) in connection and simultaneously with the grant of an option, (2) with respect to a previously granted option, or (3) independent of an option.

Stock Payments

Stock Payments may be awarded in such number of shares of Company common stock and may be based upon performance criteria or other specific criteria, if any, as determined appropriate by the Compensation Committee, determined on the date such Stock Payment is made or on any date thereafter. Stock Payments may be made as part of any bonus, deferred compensation or other arrangement, in lieu of all or any portion of such compensation.

Substitute Awards

The Compensation Committee may also grant to individuals who become employees, consultants or directors of the Company or its subsidiaries in connection with a merger or other corporate transaction awards under the Equity Incentive Plan in substitution of an award such person may have held under his or her prior employer’s plan. It is expected that a substitute award will have substantially the same terms as the award it replaces.

Dividend Treatment for Performance Based Awards

Distributions on shares of Company common stock underlying performance awards or awards with performance criteria, including dividends and dividend equivalents, will accrue and be held by the Company without interest until the award with respect to which the distribution was made becomes vested or is forfeited and then paid to the award recipient or forfeited, as the case may be.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the grant, vesting and exercise of stock options under the Equity Incentive Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United

States tax consequences, or the effect of gift, estate or inheritance taxes. References to the “Company” in this summary mean National Oilwell Varco, Inc., or any affiliate of National Oilwell Varco, Inc. that employs or receives the services of a recipient of an award under the Equity Incentive Plan. Individuals receiving option awards under the Equity Incentive Plan should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Options granted under the Equity Incentive Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs, as described below.

Incentive Stock Options

An optionee will not recognize any taxable income at the time of the award of an incentive stock option. In addition, an optionee will not recognize any taxable income at the time of the exercise of an incentive stock option (although taxable income may arise at the time of exercise for alternative minimum tax purposes) if the optionee has been an employee of the Company at all times beginning with the option award date and ending three months before the date of exercise (or twelve months in the case of termination of employment due to disability). If the optionee has not been so employed during that time, the optionee will be taxed as described below for non-statutory stock options. If the optionee disposes of the shares purchased through the exercise of an incentive stock option more than two years after the option was granted and more than one year after the option was exercised, then the optionee will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the optionee disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the optionee will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of (i) the fair market value of the shares disposed of on the date of exercise over (ii) the exercise price paid for those shares. Any additional gain realized by the optionee on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee. The Company will generally be entitled at the time of the disqualifying disposition to a tax deduction equal to that amount of ordinary income reported by the optionee.

Non-Statutory Options

An optionee will not recognize any taxable income at the time of the award of a non-statutory option. The optionee will recognize ordinary income in the year in which the optionee exercises the option equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required at that time to satisfy the tax withholding requirements applicable to such income. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the optionee at the time he or she disposes of those shares. The Company will generally be entitled to an income tax deduction at the time of exercise equal to the amount of ordinary income recognized by the optionee at that time.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any taxable year with respect to each “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. Compensation paid under certain qualified performance-based compensation arrangements, which (among other things) provide for compensation based on pre-established performance goals established by the

Compensation Committee, is not considered in determining whether a covered employee’s compensation exceeds $1,000,000.

The Equity Incentive Plan’s terms allow the Compensation Committee to designate that an award shall be subject to performance criteria that will permit the award to satisfy the requirements of Section 162(m) of the Internal Revenue Code. For this purpose, the “performance criteria” shall include one or more of the following business criteria with respect to the Company, any subsidiary or any division, operating unit or product line: (1) net earnings (either before or after interest, taxes, depreciation and/or amortization), (2) sales, (3) revenue, (4) net income (either before or after taxes), (5) operating profit, (6) earnings, (7) cash flow (including, but not limited to, operating cash flow and free cash flow), (8) cash flow, (9) return on capital, (10) return on net assets, (11) return on stockholders’ equity, (12) return on assets, (13) return on capital, (14) stockholder returns, (15) return on sales, (16) gross or net profit margin, (17) customer or sales channel revenue or profitability, (18) productivity, (19) expense, (20) margins, (21) cost reductions, (22) controls or savings, (23) operating efficiency, (24) customer satisfaction, (25) corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), (26) working capital, (27) strategic initiatives, (28) economic value added, (29) earnings per share, (30) earnings per share from operations, (31) price per share of stock, and (32) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will determine whether the foregoing criteria will be computed without recognition of (i) unusual or nonrecurring events affecting the Company or its financial statements or (ii) changes in applicable laws, regulations or accounting principles. Our stock option and performance-based restricted stock award grants are designed to be “performance-based compensation.”

Miscellaneous

The Compensation Committee may amend or modify the Equity Incentive Plan at any time; provided, however, that stockholder approval will be obtained for any amendment (1) to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (2) to increase the number of shares available, or (3) to permit the exercise price of any outstanding option or SAR be reduced or for an “underwater” option or SAR to be cancelled and replaced with a new Award or cash. The Company’s Corporate Governance Guidelines do not permit the repricing of options.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE LONG-TERM INCENTIVE PLAN.

APPROVAL OF THE NATIONAL OILWELL VARCO, INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

PROPOSAL NO. 5 ON THE PROXY CARD

The Board has previously adopted, and the stockholders have previously approved, the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers (the “Bonus Plan”). We are again seeking stockholder approval for the Bonus Plan in order to continue receiving favorable tax treatment for the Bonus Plan under Section 162(m) of the Internal Revenue Code.

Vote Required for Approval

The affirmative vote of a majority of the shares entitled to vote on this proposal and present in person or by proxy is required to approve Proposal No. 5.

Description of the Plan

The following summary describes briefly the principal features of the Bonus Plan, and is qualified in its entirety by reference to the full text of the Bonus Plan, which is provided as Appendix II to this Proxy Statement.

General

The Bonus Plan is designed to benefit the Company and its stockholders by providing certain officers of the Company with incentive compensation that is tied to the achievement of specified performance goals. The Compensation Committee of the Board of Directors will select on an annual basis officers of the Company who will participate in the Bonus Plan.

The Bonus Plan will be administered by the Compensation Committee in accordance with the terms of the Bonus Plan. The Compensation Committee has the authority to: (1) manage the operation and administration of the Bonus Plan, (2) interpret the Bonus Plan, (3) select the executives who are eligible to participate in the Bonus Plan, (4) establish the performance objectives and corresponding award opportunities for each participant, (5) approve all awards, and (6) make all other decisions and to take all other actions necessary or appropriate for the proper administration of the Bonus Plan.

Performance Objectives and Incentive Awards

For each calendar year, the Compensation Committee will determine the performance objectives and the corresponding incentive award opportunities for each participant expressed as a percentage of such participant’s base salary. Performance objectives may be expressed in terms of one or more of the following performance criteria (with respect to the Company, any of its subsidiaries or divisions, operating unit or product line):

•	net earnings (either before or after interest, taxes, depreciation and/or amortization);

•	sales;

•	revenue;

•	net income (either before or after taxes);

•	operating profit;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	cash flow return on capital;

•	return on net assets;

•	return on stockholders’ equity;

•	return on assets;

•	return on capital;

•	stockholder returns;

•	return on sales;

•	gross or net profit margin;

•	customer or sales channel revenue or profitability;

•	productivity;

•	expense targets;

•	margins;

•	cost reductions;

•	controls or savings;

•	operating efficiency;

•	customer satisfaction;

•	corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters);

•	working capital;

•	strategic initiatives;

•	economic value added;

•	earnings per share;

•	earnings per share from operations;

•	price per share of stock; and

•	market share.

Performance objectives may be stated in absolute terms or based on comparisons to peer group companies or indices to be achieved during a calendar year.

The Compensation Committee shall determine after the end of each calendar year the extent to which the performance objectives set for each participant were achieved, and shall certify in writing the extent to which the objectives have been achieved. Each award, if any, shall be paid in a cash lump sum as soon as practicable following the Compensation Committee’s certification. The maximum award any participant may receive for any calendar year is $5 million. The relative benefits or amounts that will be received by or allocated to the various categories of eligible participants under the Bonus Plan during the life of the Bonus Plan are currently not determinable.

Tax Matters

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any taxable year with respect to each “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. However, certain “performance-based compensation” is not subject to the deduction limit if the compensation is paid based solely on the attainment of pre-established objective performance measures established by a committee of outside directors and the Bonus Plan providing for such compensation is approved by the stockholders. The Bonus Plan is designed to meet these requirements. To qualify, we are seeking stockholder approval of the Bonus Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN.

CORPORATE GOVERNANCE

National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. In February 2013, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Robert E. Beauchamp, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, and Jeffery A. Smisek.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Greg L. Armstrong, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and the Company’s backlog for drilling equipment. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Company management, the Compensation Committee and the Compensation Committee’s compensation consultant assessed the Company’s executive and broad-based compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Although we reviewed all material compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, it was noted that the variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls, which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website,

www.nov.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2012, all members of the Board were in attendance at the annual meeting.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On May 29, 2012, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 22, 2013, the Company filed its 2012 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
Merrill A. Miller, Jr.	62	Chief Executive Officer

Mr. Miller has served as the Company’s Chief Executive Officer since May 2001 and Chairman of the Board since July 22, 2005. Mr. Miller served as the Company’s President from November 2000 until December 2012. Mr. Miller also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served in various senior executive positions with the Company since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.

Robert W. Blanchard	51	Vice President, Corporate Controller and Chief Accounting Officer

Mr. Blanchard has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since May 2005. Mr. Blanchard served as Controller of Varco from 1999 and as its Vice President from 2002 until its merger with the Company on March 11, 2005.

Mark A. Reese	54	President – Rig Technology

Mr. Reese has served as President - Rig Technology since August 2007. Mr. Reese served as President - Expendable Products from January 2004 to August 2007. He served as President of the Company’s Mission Products Group from August 2000 to January 2004. From May 1997 to August 2000 he was Vice President of Operations for the Company’s Distribution Services Group.

Dwight W. Rettig	52	Executive Vice President, General Counsel and Secretary

Mr. Rettig has served as the Company’s Executive Vice President since December 2012, as the Company’s Senior Vice President since February 2009, as the Company’s Vice President and General Counsel since February 1999, and from February 1998 to February 1999 as General Counsel of the Company’s Distribution Services Group.

Name	Age	Position	Biography
Jeremy D. Thigpen	38	Senior Vice President and Chief Financial Officer

Mr. Thigpen has served as the Company’s Senior Vice President and Chief Financial Officer since December 2012. Mr. Thigpen served as President - Downhole and Pumping Solutions from August 2007 to December 2012. Mr. Thigpen served as President of the Company’s Downhole Tools Group from May 2003 to August 2007, and as a manager of that group from April 2002 to May 2003. From 2000 to 2002, Mr. Thigpen was the Company’s Director of Business Development and Special Assistant to the Chairman.

Clay C. Williams	50	President and Chief Operating Officer

Mr. Williams has served as the Company’s President and Chief Operating Officer since December 2012. Mr. Williams previously served as the Company’s Executive Vice President from February 2009, and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President - Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2012. The number and percentage of shares of common stock beneficially owned is based on 426,928,322 shares outstanding as of December 31, 2012.

5% Owners	No. of Shares	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	30,642,899	7.2%

(1)

Shares owned at December 31, 2012, as reflected in Amendment No.3 to Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc. (“Blackrock”). Within the BlackRock group are the following subsidiaries: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Korea) Ltd., BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Fund Managers (Isle of Man) Limited, BlackRock Life Limited, BlackRock (Singapore) Limited and BlackRock Investment Management (UK) Limited.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of April 1, 2013 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 427,219,827 shares outstanding as of April 1, 2013. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of April 1, 2013 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*

Greg L. Armstrong	20,054	53,630	*
Robert E. Beauchamp	29,710	48,630	*
Robert W. Blanchard	32,911	32,761	*
Ben A. Guill	34,024	53,630	*
David D. Harrison	18,710	53,630	*
Roger L. Jarvis	13,809	68,630	*
Eric L. Mattson	48,600	38,630	*
Merrill A. Miller, Jr	479,904	312,166	*
Mark A. Reese	35,100	37,161	*
Dwight W. Rettig	52,754	47,828	*
Jeffery A. Smisek	26,650	43,298	*
Jeremy D. Thigpen	41,638	29,061	*
Clay C. Williams	146,479	151,180	*
All current directors and executive officers as a group (13 persons)	980,343	970,235	*

*	Less than 1 percent.
(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of oilfield service companies described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

Major components of the executive compensation program for 2012 were base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options and performance-based restricted stock awards (long-term incentives).

2012 Performance Overview

In 2012, the Company earned $2.5 billion in net income, or $5.83 per fully diluted share. Earnings per diluted share increased 24% from prior year levels of $2.0 billion, or $4.70 per fully diluted share. Highlights for 2012 include:

•	revenue in 2012 was a record $20.0 billion, up 37% from 2011;

•	operating profit grew 21% from 2011, to $3.6 billion;

•	Company’s three reporting segments each posted higher year-over-year revenues in 2012; and

•	Company’s capital equipment backlog finished the fourth quarter of 2012 at a record $11.9 billion.

Participants

The following is a list of our named executive officers by name and position, as of December 31, 2012:

Name	Position
Merrill A. Miller, Jr.	Chairman and Chief Executive Officer
Clay C. Williams	President and Chief Operating Officer
Jeremy D. Thigpen	Senior Vice President and Chief Financial Officer
Mark A. Reese	Group President – Rig Technology
Dwight W. Rettig	Executive Vice President, General Counsel and Secretary

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks:

•	Stock ownership guidelines for executives and directors;

•	Annual cash incentive and long-term incentive compensation subject to clawback policy;

•	No significant compensation in the form of perquisites;

•	Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary; and

•	Long-term incentives linked to stock price appreciation and company performance.

Compensation Philosophy

The Company believes it is important for each executive to have a fixed amount of cash compensation, in the form of base salary, that is not dependent on the performance or results of the Company. The Company recognizes that a certain amount of financial certainty must be provided to its executives as part of their compensation.

While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return in order to earn a major portion of their compensation package.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance his or her focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.

Base salary is designed to compensate the executive for his or her performance of normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) and performance-based restricted stock awards emphasize financial performance, both absolute and relative.

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company understands that its annual cash incentives and long-term compensation will result in varying compensation for its executives each year. Because of this, the Company has tried to design its annual cash incentives and long-term compensation program in such a way to provide meaningful financial rewards to its executives during times when the Company’s financial and operational performance is strong, while motivating executives to stay with the Company during more challenging economic times when the Company’s performance may not be as strong.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as the chief executive officer, receive higher compensation consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

Competitive Positioning

Because of these goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

The Compensation Committee has been taking steps to position our senior executives’ total target compensation closer to our peer group median over the past several years.

In November 2011, the Compensation Committee requested that its independent compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), review the designated peer group against which the Company’s named executive officers compensation is compared to, and provide recommendations on the ongoing peer group framework. The designated peer group at that time was comprised of direct competitors, and two of the designated peer companies - BJ Services Co. and Smith International, Inc. - had been acquired by other members of the peer group. Given the loss of those two members of the peer group, the peer group dropped to seven companies. The Compensation Committee and Frederic Cook agreed to expand the number of companies in the peer group, noting that increasing the number of companies in the peer group would require expanding the sub-industries considered since the Company has a limited number of similarly sized, direct competitors. After reviewing the peer group and Frederic Cook’s analysis and recommendations, the Compensation Committee approved removing BJ Services Co. and Smith International, Inc. from the peer group and adding eight new companies to form a 15 company peer group as follows:

Anadarko Petroleum Corporation *	Apache Corporation *	Baker Hughes, Inc.
Cameron International Corporation	Cummins Inc. *	Danaher Corporation *
Devon Energy Corporation *	Dresser-Rand Group, Inc.	FMC Technologies Inc.
Halliburton Co.	Illinois Tool Works Inc. *	Schlumberger Ltd.
Transocean Ltd. *	Weatherford International Ltd.	The Williams Companies, Inc. *

*	New companies added to the peer group in November 2011.

The Compensation Committee recognized that the proposed peer group additions were within reasonable size parameters (generally 0.5 times to 2 times the Company’s revenues and market capitalization) and were generally similar to the Company in terms of industry and/or operations.

The Compensation Committee engaged Frederic Cook to conduct its annual competitive review of executive compensation for the Company’s top five executives relative to its peer companies, as well as to analyze internal pay equity and share usage and dilution, based on the updated peer group approved by the Compensation Committee in late 2011. Frederic Cook analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements. Frederic Cook’s proxy analysis focused on the top five executives. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. Frederic Cook generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by Frederic Cook, the Compensation Committee, in consultation with the Company and Frederic Cook, determined that the total direct compensation for the Company’s named executive officers relative to the designated peer group was generally positioned between the market 25th percentile and the median of the peers, but typically closer to the 25th percentile, and that CEO base salary fell just below the 25th percentile. In terms of compensation mix, the Company’s CEO had a slightly higher concentration of his total compensation in equity than his peers, while the Company’s top two through five executives closely mirrored that of their respective peers.

Regarding the Company’s share run rate, the data indicated that the Company’s levels were at or above the 75th percentile of the peers, partially due to the Company issuing stock options as part of its equity compensation. However, given the increase in the Company’s stock price, share usage came down significantly in 2011 and represented a level between the 25th percentile and the median of the peers. Overhang levels for the Company were also determined to be below the 25th percentile of the peers.

Components of Compensation

The following describes the elements of the Company’s compensation program for 2012, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance and level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by having Frederic Cook conduct a comprehensive review of information provided in proxy statements filed by our peer companies. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the chief executive officer, the recommendations of our chief executive officer. The Compensation Committee does not establish specific, individual goals for the Company’s named executive officers, other than the chief executive officer (see “Compensation of the Chief Executive Officer” below for a discussion of the chief executive officer’s goals). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the chief executive officer (other than with respect to him). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

In February 2012, the Compensation Committee reviewed with Frederic Cook the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers. The Compensation Committee also considered in its review of base salary compensation for the top five executives the scope and size of the Company and the financial and operating performance of the Company during 2011. The Compensation

Committee also considered that the Company’s named executive officers’ last base salary adjustments occurred in February 2010.

Based on these factors, the Company’s named executive officers, other than its chief executive officer, received the following salary increases in 2012: Mr. Williams - from $600,000 to $700,000; Mr. Reese - from $525,000 to $625,000; Mr. Rettig - from $500,000 to $550,000; and Mr. Thigpen - from $475,000 to $550,000. The Compensation Committee noted that those base salary adjustments would put the listed executives’ base salary pay closer to the median base salary range.

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, and provide competitive compensation packages to attract and retain management talent.

Substantially all exempt employees, including executive officers, participated in the Company’s annual incentive plan in 2012, aligning a portion of each employee’s cash compensation with Company performance against a predetermined operating profit target. As in prior years, the incentive plan provided for cash awards if objectives related to the Company’s achievement of a certain specified operating profit target based on the Company’s financial plan were met. The Company’s annual financial plan, including the Company’s target operating profit level, is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook and available strategic alternatives, and is approved by the Board each year.

The designated performance objective under the 2012 incentive plan is the Company’s operating profit. Each participant is assigned a target level percentage bonus, which ranges from 5% to 120% of salary, depending on the level of the participant. There are three multiplier levels of the target level percentage bonus set under the incentive plan using this single performance metric – minimum (10%), target (100%) and maximum (200%). Based on the Company’s annual financial plan, each level is assigned a specified operating profit net of the bonus expense. Entry level is the “minimum” level of operating profit for which the Company provides an annual incentive payout. If the Company’s operating profit is less than the entry level threshold, then there is no payout in that fiscal year. If the Company achieves the entry level threshold, the “minimum” level payout of 10% of the target level percentage bonus is earned. The target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target operating profit is reached by the Company. For the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s operating profit must equal or exceed the maximum operating profit goal that was set for the incentive plan. Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

The Compensation Committee believes the use of operating profit as the designated performance objective under the annual incentive plan best aligns the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set at the target operating profit level provided under the Company’s annual financial plan approved by the Board. The “target” objective is set at a level that the Company believes is challenging to meet but achievable if the Company properly executes its operational plan and market conditions are as forecasted by the Company at the beginning of the year. The “minimum” and “maximum” level of operating profit under the incentive plan are set based off of the “target” objective, so that the “minimum” objective is 80% of the “target” objective and the “maximum” objective is 110% of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the

“minimum” objective to be set at a level that the Company can achieve even if forecasted market conditions are not as favorable as anticipated and/or the Company’s operational plan is not executed as efficiently as planned. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable as forecasted. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be very challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

All participants in the incentive plan have a minimum of 25% of their bonus awards tied to the Company’s consolidated corporate operating profit, while senior executives, including business unit heads, have a minimum of 50% of their bonus awards tied to the Company’s consolidated corporate operating profit, with the remainder of their bonus awards, if applicable, tied to their business unit performance. 100% of each named executive officer’s annual bonus award is tied to the operating profit of the Company. Participant award opportunities will vary depending upon individual levels of participation in the incentive plan (participation level). The Company designed the incentive plan with the idea that a portion of each executive’s cash compensation should be tied to the financial and operating performance of the Company.

Payouts are calculated by multiplying (A) the performance result multiplier which can be anywhere from 10% (minimum) to 100% (target) to 200% (maximum), depending on operating profit performance by (B) the participant’s base salary by (C) the participant’s designated target percentage of base salary (participation level). For 2012, the chief executive officer’s participation level was 120%, the chief operating officer’s participation level was 80%, and the other executive officers’ participation level was 75%. These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance.

The following examples calculate an annual incentive award payment for Mr. Miller assuming (1) the Company’s 2012 operating profit was equal to the operating profit target set under the incentive plan and (2) the Company’s 2012 operating profit exceeded the maximum operating profit target set under the incentive plan:

(1)	100% (performance result) x $975,000 (base salary) x 120% (participation level) = $1,170,000

(2)	200% (performance result) x $975,000 (base salary) x 120% (participation level) = $2,340,000

Additionally, certain key executives, including all executive officers, were subject to a 25% maximum adjustment to their bonus payouts. If a predetermined capital employed target (defined as total assets, excluding cash, minus total liabilities, excluding debt) was exceeded, the bonus payout would be reduced by up to 25%. If a predetermined capital employed target was not exceeded, the bonus payout would be increased by up to 25%; provided that in no event may the 200% maximum target incentive amount be exceeded. The Compensation Committee does not have the discretion to increase or decrease payouts under the Company’s annual cash incentive bonus plan.

The predetermined capital employed modifier is set at the level provided under the Company’s annual financial plan approved by the Board. Results falling above or below the stated predetermined capital employed modifier will result in an interpolated, or sliding scale, percentage reduction or increase in the bonus payout.

Historically, the actual operating profit for the Company has fallen above and below the “target” objective, and the actual capital employed modifier has increased and decreased bonus payments. In years where market conditions were very favorable and the Company efficiently executed its operational plan, the Company’s actual operating profit exceeded the “target” objective and the capital employed modifier increased bonus payments. In years where market conditions were not as favorable and the Company was not able to efficiently execute its operational plan, the Company’s actual operating profit fell below the “target” objective (and in certain instances, the capital employed modifier reduced bonus payments). In the past eight years under the Company’s annual incentive program, actual operating profit has exceeded the “target” objective six times, while actual operating profit has been below the “target” objective two times. During that same period, the capital employed modifier has resulted in a positive bonus payment adjustment two times, a negative bonus adjustment two times, and no adjustment four times.

Based on the Company’s financial results - the Company’s actual operating profit for 2012 was greater than the operating profit target set under the Company’s annual incentive plan, but the capital employed modifier reduced payouts - bonus payments were made to the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Williams - $509,937; Mr. Thigpen - $636,371; Mr. Reese - $400,409; and Mr. Rettig - $375,624. These bonus payouts reflected the positive financial performance the Company achieved in 2012. Because the predetermined capital employed modifier for 2012 was exceeded, the payout amounts were reduced.

In addition, the Compensation Committee agreed to award a discretionary bonus to each of the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Williams - $170,000; Mr. Thigpen - $130,000; Mr. Reese - $135,000; and Mr. Rettig - $130,000. These discretionary bonuses were awarded in recognition of the named executive officers’ efforts in taking actions with a long-term view for the Company, and not being discouraged from performing certain acts and making certain investments, including making certain acquisitions and investing in new facilities in 2012, that will benefit the Company in the future, even though such actions had the effect of negatively impacting the named executive officers’ performance based compensation in the near term through the application of the capital employed modifier metric. The Compensation Committee desired to reward the named executive officers for the value that their actions will create for the Company’s stockholders. The Compensation Committee has determined that the capital employed modifier metric could serve as a disincentive to the Company’s executives in making certain appropriate and strategic capital investments and acquisitions that would benefit the Company over the long term, but add to capital employed without material short-term operating income in the short term, and thus was not an optimal measure for the performance of the named executive officers or for the Company’s overall performance.

Commencing in 2013, the Compensation Committee has decided to remove the capital employed modifier adjustment from future annual incentive plans. As this discretionary bonus payout was made outside of the Company’s Annual Incentive Plan, the amount of this discretionary bonus does not qualify as “performance based compensation” and thus may not be deductible by the Company for federal income tax purposes.

The Company’s annual incentive plan is designed to reward its executives in line with the financial performance of the Company on an annual basis. When the Company is achieving strong financial results, its executives will be rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve these strong results. While the executives’ financial benefit is reduced during times when the Company’s performance is not as strong, other forms of the Company’s compensation program, namely its long-term incentive compensation as well as base salary, help motivate its executives to remain with the Company to help it achieve strong financial and operational results, thereby benefiting the executive, the Company and its stockholders.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to annual operating profits. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s Corporate Governance Guidelines encourage its directors and executive officers to own shares of the Company’s stock and increase their ownership of those shares over time. The Board has adopted stock ownership guidelines for the Company’s directors and recently adopted stock ownership guidelines for its senior executives (see “Stock Ownership Guidelines for Executives” below for further information).

The Company’s long-term incentive compensation granted in 2012 to its named executive officers consisted of stock options and performance-based restricted stock awards.

The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and is therefore inherently performance-based compensation.

The goal of the performance-based restricted stock award program is to provide a compensation program that is also competitive within the industry while directly linking a significant portion of the executive’s compensation to the financial performance of the Company relative to a designated peer group. The performance-based restricted stock awards received by the executives have value only if the Company’s designated financial performance objective exceeds the median level financial performance objective for a designated peer group. Additionally, the holder must also remain employed during the period required for the award to “vest”, thus providing an additional incentive for the award holder to remain employed by the Company. This at-risk component of compensation focuses executives on achieving strong financial performance for the Company over the long-term.

The Company grants stock options and performance-based restricted stock awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options and restricted stock awards annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of an award. Options are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and generally vest in equal annual installments over a three-year period, and have a ten-year term subject to earlier termination. Option grants and restricted stock award grants must be reviewed and approved by the Compensation Committee.

In January 2007, Company management proposed to the Compensation Committee that the Company’s long-term incentive compensation program be modified to provide for 50% stock options and 50% restricted stock awards, based on value. In the past, the Company’s long-term incentive compensation program consisted solely of stock option grants. In a survey conducted by Mercer Human Resource Consulting (the Company’s compensation consultant at that time), the Company noted that a combination of stock options and restricted stock was the most prevalent mix of long-term incentive compensation provided by its oilfield service peers. Frederic Cook advised the Compensation Committee that there has been a shift towards greater use of restricted stock in the Company’s industry as a vehicle for long-term equity compensation. The Compensation Committee approved changing the Company’s long-term incentive compensation structure to provide for 50% stock options and 50% restricted stock awards.

The Compensation Committee determined that the vesting for the restricted stock award grants to employees other than members of senior management could be based solely on the passage of time, but that it was increasingly common practice for the vesting of restricted stock awards for members of management to be based on the achievement of a specified performance condition. The Compensation Committee believed that the performance condition used for vesting of the restricted stock awards should be a measure that would incentivize the Company’s executives to achieve strong financial results for the Company relative to its peers.

After consultation with Company management and Frederic Cook, the Compensation Committee determined that the performance measure to be used for vesting of the restricted stock awards for executives would be the Company’s operating profit growth over a three-year period of time needing to exceed a designated peer group’s median operating profit growth over the same period. The Compensation Committee believed that such a performance measure would serve to motivate the Company’s executives to deliver results aligned with the interests of Company stockholders.

The Compensation Committee set the following peer group for comparison purposes in determining vesting of the performance-based restricted stock awards granted in 2012: Aker Solutions ASA; Baker Hughes, Inc.; Cameron International Corporation; Dresser-Rand Group, Inc.; FMC Technologies, Inc.; Halliburton Co.; Schoeller-Bleckmann Oilfield Equipment AG; and Weatherford International Ltd. Wellstream Holdings PLC was removed from the peer group due to its “change of control” event. This peer group consisted of companies in the oilfield services sector with varying ranges of market capitalization and revenues. This peer group, on a collective basis, represents companies with businesses that compete with the Company’s businesses.

The Company’s long-term incentive compensation program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their roles and responsibilities.

Based on the foregoing, on February 21, 2012, the Compensation Committee approved the grant of stock options to the Company’s named executive officers, other than its chief executive officer, as follows:

Name	Securities Underlying Options (#)
Clay C. Williams	54,000
Jeremy D. Thigpen	29,000
Mark A. Reese	29,000
Dwight W. Rettig	29,000

The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee ($84.58 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

On February 21, 2012, the Compensation Committee approved the grant of performance vesting restricted stock awards to the Company’s named executive officers, other than its chief executive officer, as follows:

Name	Shares of Restricted Stock (36 Months) (#)
Clay C. Williams	18,750
Jeremy D. Thigpen	10,100
Mark A. Reese	10,100
Dwight W. Rettig	10,100

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2012 to December 31, 2014 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated performance period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

The Company recognizes that its stock price fluctuates over time, and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The 10 year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

The addition of restricted stock award grants to its executives helps reduce the Company’s long-term incentive compensation reliance on stock price movements and allows for focus on key operational measures. The restricted stock awards will have value to the executive even if the Company’s stock price falls below the price on the date of grant, provided that the designated performance condition is achieved. The restricted stock awards also link the Company’s performance to key financial metrics that over the long-term should result in shareholder value creation.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results relative to its peers. The Company believes that stock option and restricted stock award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.

Compensation of the Chief Executive Officer

The Compensation Committee determines the compensation of the chief executive officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Miller’s compensation for 2012 were consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options and performance-based restricted stock awards.

In considering Mr. Miller’s salary level, the Compensation Committee, generally on an annual basis, reviews the compensation level of chief executive officers of each of the 15 companies in the designated peer group and considers Mr. Miller’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for Mr. Miller for each fiscal year. For 2012, Mr. Miller’s performance was measured in four key areas of the Company: (1) financial performance, (2) formulation and implementation of Company strategy, (3) operational performance, and (4) management and employee development. The specific goals within these four areas were set based on a determination of prioritizing Mr. Miller’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:

•	deliver the Company’s annual operating plan;

•	monitor the Company’s backlog by focusing on on-time deliveries, quality and customer satisfaction;

•	utilize in an efficient manner Board approved capital expenditures;

•	ensure that the Company’s operational capabilities are properly structured;

•	identify and execute on strategic growth opportunities;

•	execute Sarbanes-Oxley 404 compliance;

•	monitor the Company’s sustainability practices by striving to make operations more effective from a safety and environmental standpoint;

•	continue training throughout the Company to ensure best in class management development processes; and

•	refine strategic goals of the Company for the future.

The Compensation Committee reviewed such goals and objectives against Mr. Miller’s and the Company’s performance, and determined that Mr. Miller had achieved each of his pre-established goals and objectives. The Compensation Committee took Mr. Miller’s successful achievement of his goals into consideration when reviewing his compensation in 2012.

In 2012, based on this review, Mr. Miller received an option to purchase 129,500 shares of National Oilwell Varco common stock, with terms consistent with the options granted to the other executives described above, and a grant of 45,000 performance-based restricted stock award shares, with terms consistent with the performance-based restricted stock awards granted to the other executives described above. Mr. Miller was also paid a bonus (near the target level) of $1,065,405 under the Annual Incentive Plan, as well as a separate discretionary bonus of $355,000 (consistent with the discretionary bonus payments made to the other executives described above).

The Compensation Committee also raised Mr. Miller’s base salary from $950,000 to $975,000 to move his base salary closer to the median range of base salaries for chief executive officers of the designated peer group. Mr. Miller’s last base salary increase adjustment occurred in February 2011, when his base salary was increased from $800,000 to $950,000. In February 2009, Mr.

Miller had voluntarily reduced his base salary down to $800,000 from $950,000, even though market competitive data did not support such a reduction.

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.

The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 19 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provides the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals, loans and hardship distributions.

The Company established the Supplemental Plan, a non-qualified plan, to

•

allow Supplemental Plan participants to continue saving towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they can no longer contribute to the 401k Plan; and

•	provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under the Company’s annual incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under the Company’s incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan.

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives excluding the chief financial officer (“covered employees”). Excluded from the limitation is compensation that is qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes. Our stock option and performance-based restricted stock award grants are designed to be “performance based compensation.” Bonus payments to our executives under the Company’s Annual Incentive Plan should also qualify as performance based and therefore be excluded from this limitation.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants. The Compensation Committee does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for the stock option grants is the date the Committee meets and approves the grant, with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.

Recoupment Policy

On February 21, 2012, the Compensation Committee approved an amendment to the Company’s Long-Term Incentive Plan to allow the Compensation Committee, at its sole discretion, to terminate any award of stock options and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

On such date, the Compensation Committee also approved a similar clawback type provision be added to the Company’s Annual Incentive Plan.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers in February 2013. The Company’s stock ownership guidelines for its executive officers are intended to align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock. Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman & CEO	6X
President & COO	3X
Other executive officers	2X

The Company’s executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. All of the Company’s named executive officers, except for Mr. Reese, are currently in compliance with the Company’s stock ownership guidelines. Mr. Reese will have until February 2018 to attain the applicable stock ownership level under these guidelines.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate Frederic Cook.

In connection with its engagement of Frederic Cook, the Compensation Committee considered various factors bearing upon Frederic Cook’s independence including, but not limited to, the amount of fees received by Frederic Cook from the Company as a percentage of Frederic Cook’s total revenue, Frederic Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Frederic Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that Frederic Cook was independent and that its engagement did not present any conflicts of interest. Frederic Cook also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

Recent Developments

In May 2012, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of our say-on-pay resolution. As a result, the Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders.

On February 15, 2013, the Compensation Committee approved the performance terms of the 2013 National Oilwell Varco Incentive Plan (the “2013 Incentive Plan”). The terms of the 2013

Incentive Plan are consistent with those described under “Annual Incentive Award” above, except that the Compensation Committee has removed the capital employed modifier adjustment from the 2013 Incentive Plan and in future incentive plans as it was determined that the capital employed modifier metric could serve as a disincentive to the Company’s executives in making certain appropriate and strategic capital investments and acquisitions that would benefit the Company over the long-term, but add to capital employed without material short term operating income in the short term. Thus, the Compensation Committee concluded that the capital employed modifier metric was not appropriate as an adjustment factor to a short term incentive plan going forward.

On February 15, 2013, the Compensation Committee also approved the grant of stock options to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Securities Underlying Options (#)
Merrill A. Miller, Jr.	197,500
Clay C. Williams	68,000
Jeremy D. Thigpen	41,150
Mark A. Reese	41,150
Dwight W. Rettig	41,150

The exercise price of the stock options is $69.33 per share, which was the closing stock price of National Oilwell Varco, Inc. common stock on the date of grant. The stock options have terms of 10 years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

On February 15, 2013, the Compensation Committee approved a special grant of restricted stock awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Shares of Restricted Stock (36 Months) (#)
Clay C. Williams	21,000
Jeremy D. Thigpen	16,000
Mark A. Reese	16,000
Dwight W. Rettig	13,000

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period. This special grant was made by the Compensation Committee as a retention mechanism for the Company’s executives. The Compensation Committee was cognizant of the named executive officers’ significant contributions made to the Company’s positive financial and operating performance in 2012, as well as the Company’s strong financial and operating performance in prior years, and approved this special grant to help ensure that such executives continue to contribute to the Company’s overall performance in future years. Mr. Miller, the Company’s Chief Executive Officer, declined receiving such grant.

On February 15, 2013, the Compensation Committee, in connection with its annual review of executive compensation and performance, after consulting with Frederic Cook, approved the following base salary increases for the Company’s executive officers: Clay Williams - from $700,000 to $750,000; and Jeremy Thigpen - from $550,000 to $650,000. Increases in base salary for these executive officers were approved, effective January 1, 2013, as a result of such executive’s promotions to new positions at the Company and each of their increased responsibilities, as well as to better align their salaries with comparable salaries offered by the Company’s industry peers.

On February 15, 2013, the Compensation Committee also increased the participation level percentages for the Company’s named executive officers under the Company’s annual cash incentive bonus plan to the following levels: the chief executive officer’s participation level - 150%; the chief operating officer’s participation level - 100%; and the other executive officers’ participation level - 80%. These changes were made to better align the Company executives’ compensation with their industry peers.

On March 22, 2013, the Compensation Committee approved the grant of performance share awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Performance Awards (Target # of Shares)
Merrill A. Miller, Jr.	70,319
Clay C. Williams	24,172
Jeremy D. Thigpen	14,650
Mark A. Reese	14,650
Dwight W. Rettig	14,650

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two equal, independent parts that are subject to two separate performance metrics: 50% with a TSR (total shareholder return) goal and 50% with an internal ROC goal (return on capital).

Performance against the TSR goal is determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the OSX index for the three year performance period of the performance share awards. The Compensation Committee believes that the members of the OSX index is an appropriate benchmark against which to compare the Company’s TSR performance. The following table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of the OSX index and the associated payout levels for the performance achieved for the TSR portion of the award:

Level	Payout %	Percentile Rank vs. OSX Comparator Group
Maximum	200%	200% earned when the Company is at the 75th percentile or greater
Target	100%	100% earned when the Company is at the 50th percentile
Minimum	50%	50% earned when the Company is at the 25th percentile
No Payout	0%	0% earned when the Company is below the 25th percentile

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

Performance against the ROC goal is determined by comparing the performance of the Company’s actual ROC performance average for each of the three years of the performance period against the ROC goal set by the Compensation Committee. The following table summarizes the payout levels on the ROC portion of the award based on the Company’s ROC performance against the ROC goal:

Level	Payout %	Actual ROC Performance
Maximum	200%	200% earned when ROC achievement is 18.15% or higher
Target	100%	100% earned when ROC achievement is 16.5%
Minimum	50%	50% earned when ROC achievement is 13.2%
No Payout	0%	0% earned when ROC achievement is less than 13.2%

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

The Compensation Committee implemented this new performance award structure to provide for long-term incentives more comparable to those awards used by the Company’s peers, as well as to improve certain features in the past design of the performance awards for the Company’s executive officers, such as:

•	Making award payouts based on two measures instead of one measure;

•	Avoiding challenges with using a small comparator group in determining whether an award should vest (limited number of companies, some of which are considerably smaller in size than the Company); and

•

Eliminating an earn-out structure that reflects an “all or nothing” approach with no ability to provide limited payouts for a threshold amount of performance and above-target payouts for superior performance.

The performance-based restricted stock awards granted to the Company’s executive officers in 2010 did not vest in 2013 due to the performance condition associated with such grant not being satisfied.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2013 Proxy Statement.

Members of the Compensation Committee

Jeffery A. Smisek, Committee Chairman

Robert E. Beauchamp

Roger L. Jarvis

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Miller, Thigpen, Reese and Rettig

The Company entered into an employment agreement on January 1, 2002 with Mr. Miller, which was amended on December 22, 2008 and on December 31, 2009. Under the employment agreement, Mr. Miller is provided a base salary, currently set at $975,000. The employment agreement also entitles him to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreement has a term of three years and is automatically extended on an annual basis. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees.

In addition, the agreement contains certain termination provisions. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, Mr. Miller is entitled to receive 3.5 times the amount of his current base salary, three times the amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and three years participation in the Company’s welfare and medical benefit plans. Mr. Miller will have the right, during the 60-day period after such termination, to elect to surrender all or part of any stock options held by him at the time of termination, whether or not exercisable, for a cash payment equal to the spread between the exercise price of the option and the highest reported per share sales price during the 60-day period prior to the date of termination. Any option not so surrendered will remain exercisable until the earlier of one year after the date of termination or the stated expiration date of the specific option grant.

Under the agreement, termination by Mr. Miller for “Good Reason” means

•	the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;

•	a failure by the Company to comply with the terms of the agreement; or

•	requiring Mr. Miller to relocate or to travel to a substantially greater extent than required at the date of the agreement.

In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to Mr. Miller under the employment agreement. The agreement also contains restrictions on competitive activities and solicitation of our employees for three years following the date of termination. After any such termination of employment, Mr. Miller will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of base salary.

We entered into employment agreements on January 1, 2002 with Messrs. Reese and Rettig (which were amended on December 22, 2008 and on December 31, 2009) and on January 1, 2004 with Mr. Thigpen (which was amended on December 22, 2008 and on December 31, 2009) that contain certain termination provisions. Under the employment agreements, Messrs. Thigpen, Reese and Rettig are provided base salary. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive 1.5 times his current base salary and an amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and one year’s participation in the Company’s welfare and medical benefit plans.

In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to the executive under his employment agreement. The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination. After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of the executive’s base salary.

Additionally, the Company’s stock option agreements and restricted stock agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Williams

The Company assumed the Amended and Restated Executive Agreements entered into on December 19, 2003, by Varco with Mr. Williams, which was amended on December 22, 2008 and on December 31, 2009. The agreement has an initial term that continues in effect through December 31, 2006, and is automatically extended for one or more additional terms of three (3) years each. The agreement contains certain termination provisions, as further described below under “Varco Change in Control Severance Plan”.

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the merger (the “Merger”) with Varco International, Inc. (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $162,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved

10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Varco Change in Control Severance Plan. Mr. Williams was a participant in the Varco change in control severance plan, which was assumed by the Company as a result of the Merger.

The change in control severance plan provides benefits if the executive is terminated other than for cause or if the executive terminates his employment for good reason (each as defined below) within 24 months of a qualifying change in control. Upon such qualifying termination following a change in control, the executive is entitled to severance compensation and benefits, including those set forth below:

•	a lump sum payment equal to 4.5 times base salary;

•	a lump sum cash payment equal to any awards actually earned under the Company’s bonus plan during the year of termination;

•	full vesting of all accrued benefits under the Company’s 401(k) Plan, SERP, Supplemental Plan and Medical Plan, as applicable;

•	a lump sum payment equal to three years of expected Company contributions under the Company’s 401(k) Plan and Supplemental Plan;

•	full vesting of any restricted stock awards and payment of awards earned under any intermediate or long-term bonus plan;

•	an extended option exercise period; and

•

the gross-up of certain payments, subject to excise taxes under the Internal Revenue Code as “parachute payments,” so that the participant receives the same amount he would have received had there been no applicable excise taxes.

Under the change in control severance plan, a participant is also entitled to receive, upon a qualifying termination, medical and dental benefits (based on the cost sharing arrangement in place on the date of termination) throughout the three year payout period, and outplacement services valued at not more than 15% of base salary. After any such termination of employment, Mr. Williams will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates.

The agreement also contains restrictions on competitive activities and solicitation of our employees for one year following the date of termination, unless termination occurs as a result of a “change in control” event, in which case the period shall be three years following the date of termination.

Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “cause” means:

•	executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust towards the Company;

•

executives commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to the Company regardless of whether a criminal conviction is obtained;

•

executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after a written demand by the Company specifically identifying executive’s failure is delivered by the Company;

•	executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company; or

•	executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Company’s board of directors.

Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “good reason” means:

•

failure to re-elect or appoint the executive to any corporate office or directorship held at the time of the change of control or a material reduction in executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if executive is assigned duties or responsibilities inconsistent in any material respect from those of executive at the time of the relevant change of control all on the basis of which executive makes a good faith determination that the terms of his employment have been detrimentally and materially affected;

•

a material reduction of executive’s compensation, benefits or perquisites, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the change of control;

•	The Company fails to obtain a written agreement satisfactory to executive from any successor or assigns of the Company to assume and perform the amended and restated executive agreement; or

•	The Company requires executive to be based at any office located more than fifty (50) miles from the Company’s current offices without executive’s consent.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or change in control of the Company.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or change of control plans upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Miller, Mr. Reese, Mr. Rettig and Mr. Thigpen are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements. The payment and benefit levels for Mr. Williams are based on similar considerations but certain differences in his benefits are due to the particular terms of his executive agreement, which was assumed by the Company in the Merger. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquiror in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels should provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions that impact the future of the Company.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2012 for Merrill A. Miller, Jr., the Company’s Chief Executive Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (3.5 times)	$3,412,500
Continuing medical benefits	$347,482
Retirement Contribution and Matching	$234,000
Value of Unvested Stock Options	$1,699,600
Value of Unvested Restricted Stock	$9,705,700
Outplacement Services (3)	$146,250
Estimated Tax Gross Up	$0

Total:	$15,545,532

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2012 of $975,000. Unvested stock options include 70,000 options from 2010 grant at $44.07/share, 74,000 options from 2011 grant at $79.80/share, and 129,500 options from 2012 grant at $84.58/share. Unvested restricted stock includes 56,000 shares from 2010 grant, 41,000 shares from 2011 grant, and 45,000 shares from 2012 grant. Value of unvested stock options and restricted stock based on a share price of $68.35, the Company’s closing stock price on December 31, 2012.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2012. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Miller’s employment for cause;

•	Mr. Miller’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Miller’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Miller as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Miller (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Miller would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2012 for Clay C. Williams, the Company’s President and Chief Operating Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (4.5 times)	$3,150,000
Continuing medical benefits	$621,340
Retirement Contribution and Matching	$168,000
Value of Unvested Stock Options	$499,197
Value of Unvested Restricted Stock	$3,598,628
Outplacement Services (3)	$105,000
Estimated Tax Gross Up	$0

Total:	$8,142,165

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2012 of $700,000. Unvested stock options include 20,560 options from 2010 grant at $44.07/share, 31,500 options from 2011 grant at $79.80/share, and 54,000 options from 2012 grant at $84.58/share. Unvested restricted stock includes 16,400 shares from 2010 grant, 17,500 shares from 2011 grant, and 18,750 shares from 2012 grant. Value of unvested stock options and restricted stock based on a share price of $68.35, the Company’s closing stock price on December 31, 2012.

(2)

Assumes, within 24 months of a qualifying change in control, the employment relationship is terminated by the Company for other than cause or if the executive terminates his employment for good reason, as of December 31, 2012, as further described under the caption “Williams” above.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event Mr. Williams is terminated involuntarily by the Company for any reason other than for cause (and such termination is not pursuant to a qualifying change in control), Mr. Williams will be entitled to receive the following:

•	an amount equal to his base salary; and

•	an amount equal to awards actually earned under Company incentive plans calculated through the last completed quarter prior to the date of termination of employment.

In the event of a Company termination of Mr. Williams’ employment for cause or Mr. Williams’ voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Williams as a result of any such events.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2012 for Jeremy D. Thigpen, the Company’s Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (1.5 times)	$825,000
Continuing medical benefits	$1,144,402
Retirement Contribution and Matching	$44,000
Value of Unvested Stock Options	$274,243
Value of Unvested Restricted Stock	$1,920,635
Outplacement Services (3)	$82,500
Estimated Tax Gross Up	$0

Total:	$4,290,780

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2012 of $550,000. Unvested stock options include 11,295 options from 2010 grant at $44.07/share, 16,200 options from 2011 grant at $79.80/share, and 29,000 options from 2012 grant at $84.58/share. Unvested restricted stock includes 9,000 shares from 2010 grant, 9,000 shares from 2011 grant, and 10,100 shares from 2012 grant. Value of unvested stock options and restricted stock based on a share price of $68.35, the Company’s closing stock price on December 31, 2012.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2012. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Thigpen’s employment for cause;

•	Mr. Thigpen’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Thigpen’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Thigpen as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Thigpen (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Thigpen would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2012 for Mark A. Reese, the Company’s Group President - Rig Technology.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (1.5 times)	$937,500
Continuing medical benefits	$653,154
Retirement Contribution and Matching	$59,375
Value of Unvested Stock Options	$274,243
Value of Unvested Restricted Stock	$1,920,635
Outplacement Services (3)	$93,750
Estimated Tax Gross Up	$0

Total:	$3,938,657

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2012 of $625,000. Unvested stock options include 11,295 options from 2010 grant at $44.07/share, 16,200 options from 2011 grant at $79.80/share, and 29,000 options from 2012 grant at $84.58/share. Unvested restricted stock includes 9,000 shares from 2010 grant, 9,000 shares from 2011 grant, and 10,100 shares from 2012 grant. Value of unvested stock options and restricted stock based on a share price of $68.35, the Company’s closing stock price on December 31, 2012.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2012. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Reese’s employment for cause;

•	Mr. Reese’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Reese’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Reese as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Reese (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Reese would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2012 for Dwight W. Rettig, the Company’s Executive Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (1.5 times)	$825,000
Continuing medical benefits	$770,776
Retirement Contribution and Matching	$46,750
Value of Unvested Stock Options	$274,243
Value of Unvested Restricted Stock	$1,920,635
Outplacement Services (3)	$82,500
Estimated Tax Gross Up	$0

Total:	$3,919,904

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2012 of $550,000. Unvested stock options include 11,295 options from 2010 grant at $44.07/share, 16,200 options from 2011 grant at $79.80/share, and 29,000 options from 2012 grant at $84.58/share. Unvested restricted stock includes 9,000 shares from 2010 grant, 9,000 shares from 2011 grant, and 10,100 shares from 2012 grant. Value of unvested stock options and restricted stock based on a share price of $68.35, the Company’s closing stock price on December 31, 2012.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2012. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Rettig’s employment for cause;

•	Mr. Rettig’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Rettig’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Rettig as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Rettig (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Rettig would also be entitled to receive an amount equal to 50% of his base salary.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2012 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)	(i)		(j)

Merrill A. Miller, Jr. Chief Executive Officer	2012 2011 2010	$ $ $	975,000 950,000 950,000	$355,000 — —	$ $ $	3,806,100 3,271,800 2,467,920	$ $ $	3,886,295 3,282,470 3,509,982	$ $ $	1,065,405 2,280,000 2,280,000	— — —	$ $ $	48,981 47,800 42,969	$ $ $	10,136,781 9,832,070 9,250,871

Clay C. Williams President & Chief Operating Officer	2012 2011 2010	$ $ $	700,000 600,000 600,000	$170,000 — —	$ $ $	1,585,875 1,396,500 722,748	$ $ $	1,620,540 1,397,268 1,030,932	$ $ $	509,937 960,000 960,000	— — —	$ $ $	37,923 33,800 30,773	$ $ $	4,624,275 4,387,568 3,344,453

Jeremy D. Thigpen Senior VP & Chief Financial Officer	2012 2011 2010		$550,000 — —	$130,000 — —		$854,258 — —		$870,290 — —		$636,371 — —	— — —		$28,875 — —		$3,069,794 — —

Mark A. Reese Group President Rig Technology	2012 2011 2010	$ $ $	625,000 525,000 525,000	$135,000 — —	$ $ $	854,258 718,200 396,630	$ $ $	870,290 718,595 566,361	$ $ $	400,409 787,500 787,500	— — —	$ $ $	42,846 37,360 36,120	$ $ $	2,927,803 2,786,655 2,311,611

Dwight W. Rettig Executive VP, General Counsel & Secretary	2012 2011 2010	$ $ $	550,000 500,000 500,000	$130,000 — —	$ $ $	854,258 718,200 396,630	$ $ $	870,290 718,595 566,361	$ $ $	375,624 750,000 750,000	— — —	$ $ $	32,918 32,300 32,265	$ $ $	2,813,090 2,719,095 2,245,256

(1)	Reflects a discretionary bonus payout. For further information, see “Compensation Discussion and Analysis - Components of Compensation - Annual Incentive Award”.
(2)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2012 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.

(3)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2012 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(4)	The amounts include:
(a)

The Company’s cash contributions for 2012 under the National Oilwell Varco 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of Mr. Miller - $20,000; Mr. Williams - $20,000; Mr. Thigpen - $16,933; Mr. Reese - $22,327; and Mr. Rettig - $19,461.

(b)

The Company’s cash contributions for 2012 under the National Oilwell Varco Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Miller - $28,981; Mr. Williams - $17,923; Mr. Thigpen - $11,942; Mr. Reese - $20,519; and Mr. Rettig - $13,457.

Grants of Plan Based Awards

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2012. The Company has granted no stock appreciation rights.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) (l)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Merrill A. Miller, Jr.	2012	$117,000	$1,170,000	$2,340,000	45,000	45,000	45,000		129,500	$84.58	$7,692,395

Clay C. Williams	2012	$56,000	$560,000	$1,120,000	18,750	18,750	18,750		54,000	$84.58	$3,206,415

Jeremy D. Thigpen	2012	$41,250	$412,500	$825,000	10,100	10,100	10,100		29,000	$84.58	$1,724,548

Mark A. Reese	2012	$46,875	$468,750	$937,500	10,100	10,100	10,100		29,000	$84.58	$1,724,548

Dwight W. Rettig	2012	$41,250	$412,500	$825,000	10,100	10,100	10,100		29,000	$84.58	$1,724,548

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)

On February 21, 2012, each of the Named Executive Officers was granted shares of performance-based restricted stock awards, which are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above. The grants vest 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2012 to December 31, 2014 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

(3)

Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules - Notes to Consolidated Financial Statements, Note 13, of the Company’s Form 10-K for the fiscal year ended December 31, 2012. The grant date fair value of the restricted stock awards are as follows: Mr. Miller - $3,806,100; Mr. Williams - $1,585,875; Mr. Thigpen - $854,258; Mr. Reese - $854,258; and Mr. Rettig - $854,258. The grant date fair value of the option awards are as follows: Mr. Miller - $3,886,295; Mr. Williams - $1,620,540; Mr. Thigpen - $870,290; Mr. Reese - $870,290; and Mr. Rettig - $870,290.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Merrill A. Miller, Jr.		129,500	(2)		$84.58	2/22/22
	37,000	74,000	(3)		$79.80	2/23/21
		70,000	(4)		$44.07	2/17/20
	125,000				$64.16	2/20/18
									56,000	(5)	$3,827,600
									41,000	(6)	$2,802,350
									45,000	(7)	$3,075,750
Clay C. Williams		54,000	(2)		$84.58	2/22/22
	15,750	31,500	(3)		$79.80	2/23/21
	41,120	20,560	(4)		$44.07	2/17/20
	40,000				$64.16	2/20/18
									16,400	(5)	$1,120,940
									17,500	(6)	$1,196,125
									18,750	(7)	$1,281,563
Jeremy D. Thigpen		29,000	(2)		$84.58	2/22/22
		16,200	(3)		$79.80	2/23/21
		11,295	(4)		$44.07	2/17/20
									9,000	(5)	$615,150
									9,000	(6)	$615,150
									10,100	(7)	$690,335
Mark A. Reese		29,000	(2)		$84.58	2/22/22
	8,100	16,200	(3)		$79.80	2/23/21

		11,295	(4)	$44.07	2/17/20
						9,000	(5)	$615,150
						9,000	(6)	$615,150
						10,100	(7)	$690,335
Dwight W. Rettig		29,000	(2)	$84.58	2/22/22
	8,100	16,200	(3)	$79.80	2/23/21
		11,295	(4)	$44.07	2/17/20
	10,667			$25.96	2/21/19
						9,000	(5)	$615,150
						9,000	(6)	$615,150
						10,100	(7)	$690,335

(1)	Calculations based upon the closing price ($68.35) of the Company’s common stock on December 31, 2012, the last trading day of the year.
(2)	2012 Stock Option Grant - Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/21/13, 2/21/14 and 2/21/15.
(3)	2011 Stock Option Grant - Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/22/12, 2/22/13 and 2/22/14.
(4)	2010 Stock Option Grant - Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/16/11, 2/16/12 and 2/16/13.
(5)

2010 Performance-Vesting Restricted Stock Grant - The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2010 to December 31, 2012 exceeding the median average operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

(6)

2011 Performance-Vesting Restricted Stock Grant - The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2011 to December 31, 2013 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

(7)

2012 Performance-Vesting Restricted Stock Grant - The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2012 to December 31, 2014 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

The following table provides information on the amounts received by the Named Executive Officers during 2012 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Merrill A. Miller, Jr.	273,334	$13,292,751	0	$0

Clay C. Williams	64,000	$3,843,603	0	$0

Jeremy D. Thigpen	77,357	$2,714,361	0	$0

Mark A. Reese	24,629	$1,252,161	0	$0

Dwight W. Rettig	41,962	$1,387,265	0	$0

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2012. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualifed Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Merrill A. Miller, Jr.	$0	$28,981	$26,941	—	$273,881

Clay C. Williams	$0	$17,923	$82,950	—	$725,137

Jeremy D. Thigpen	$0	$11,942	$22	—	$51,676

Mark A. Reese	$0	$20,519	$12,781	—	$121,943

Dwight W. Rettig	$0	$13,457	$28	—	$63,938

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

On October 10, 2012, the Company, though one of its subsidiaries, acquired Fiberspar Corporation for $485,000. A principal investor in Fiberspar Corporation was White Deer Energy, for which Mr. Guill, one of the Company’s directors, serves as Managing Partner. As a result of Mr. Guill’s indirect relationship with Fiberspar Corporation, Mr. Guill recused himself from any discussion, meetings and approvals related to this transaction. This transaction was not material to the Company.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2012.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g)	(h)
Greg L. Armstrong	$101,000	$165,030	—	—	—	—	$266,030
Robert E. Beauchamp	$90,500	$165,030	—	—	—	—	$255,530
Ben A. Guill	$86,000	$165,030	—	—	—	—	$251,030
David D. Harrison	$107,500	$165,030	—	—	—	—	$272,530
Roger L. Jarvis	$85,500	$165,030	—	—	—	—	$250,030
Eric L. Mattson	$86,000	$165,030	—	—	—	—	$251,030
Jeffery A. Smisek	$91,500	$165,030	—	—	—	—	$256,530

(1)

The aggregate number of outstanding shares of restricted stock as of December 31, 2012 for each director are as follows: Mr. Armstrong - 4,073; Mr. Beauchamp - 4,073; Mr. Guill - 4,073; Mr. Harrison - 4,073; Mr. Jarvis - 4,073; Mr. Mattson - 4,073; and Mr. Smisek - 4,073.

(2)

The aggregate number of outstanding stock options as of December 31, 2012 for each director are as follows: Mr. Armstrong - 54,708; Mr. Beauchamp - 49,708; Mr. Guill - 54,708; Mr. Harrison - 54,708; Mr. Jarvis - 69,708; Mr. Mattson - 39,708; and Mr. Smisek - 46,050.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:

•	For service on the Board of Directors - an annual retainer of $55,000, paid quarterly;

•	For service as chairperson of the audit committee of the Board of Directors - an annual retainer of $30,000, paid quarterly;

•	For service as chairperson of the compensation committee of the Board of Directors - an annual retainer of $15,000, paid quarterly;

•	For service as chairperson of the nominating/corporate governance committee of the Board of Directors - an annual retainer of $10,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors - an annual retainer of $10,000, paid quarterly;

•	For service as a member of the compensation committee of the Board of Directors - an annual retainer of $7,500, paid quarterly;

•	For service as a member of the nominating/corporate governance committee of the Board of Directors - an annual retainer of $5,000, paid quarterly; and

•	$1,500 for each Board meeting and each committee meeting attended.

The Lead Director receives an annual retainer of $15,000, paid quarterly.

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.

The Board approved the grant of 2,594 shares of restricted stock awards on May 16, 2012 to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The restricted stock award shares vest in three equal annual installments beginning on the first anniversary of the date of the grant.

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis - Stock Ownership Guidelines for Executives”. All of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2012.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

If you wish to submit proposals to be included in our 2014 Proxy Statement, we must receive them on or before December 11, 2013. Please address your proposals to: Dwight W. Rettig, Executive Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no later than February 21, 2014 to: Dwight W. Rettig, Executive Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, approval on an advisory basis of the compensation of our named executive officers, approval of amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan and approval of the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

National Oilwell Varco’s 2012 Annual Report on Form 10-K filed on February 22, 2013 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Dwight W. Rettig

Dwight W. Rettig
Executive Vice President, General Counsel and Secretary

Houston, Texas

April 10, 2013

APPENDIX I

NATIONAL OILWELL VARCO, INC.

LONG-TERM INCENTIVE PLAN

(as amended and restated as of May 22, 2013~~February 21, 2012~~)

SECTION 1. Purpose of the Plan.

The National Oilwell Varco, Inc. Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of National Oilwell Varco, Inc., a Delaware corporation (the “Company”), by encouraging Employees, Consultants and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an Option, Restricted Stock, Performance Award, Phantom Share, Stock Payment, or SAR.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Change of Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were Directors at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

Notwithstanding the foregoing provisions, to the extent that any payment or acceleration hereunder is subject to Code Section 409A as deferred compensation, the term Change of Control shall mean an event described in the foregoing definition of Change of Control that also constitutes a change in control event as defined in Treasury regulation section 1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the administrator of the Plan in accordance with Section 3, and shall include reference to the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan), the Board or subcommittee, as applicable.

“Consultant” shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary.

“Director” shall mean any member of the Board who is not an Employee.

“Employee” shall mean any employee of the Company or a Subsidiary or a parent corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” shall mean any Employee, Consultant or Director granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division, operating unit or product line: net earnings (either before or after interest, taxes, depreciation and/or amortization), sales, revenue, net income (either before or after taxes), operating profit~~earnings~~, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, cost reductions, controls or savings, operating efficiency, customer satisfaction, corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), working capital, strategic initiatives, economic value added, earnings per share, earnings per share from operations, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee will determine whether the foregoing criteria will be computed without recognition of (i) unusual or nonrecurring events affecting the Company or its financial statements or (ii) changes in applicable laws, regulations or accounting principles.

“Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares, cash equal to the Fair Market Value of such Shares or any combination thereof, in the Committee’s discretion, which is granted pursuant to Section 6(d) of the Plan.

“Qualifying Event” shall mean a “C~~c~~hange of C~~c~~ontrol” of the Company or an Affiliate, ~~as determined by the Committee,~~ or, with respect to de minimus amounts, as determined in good faith by the Committee, such unusual circumstance as the Committee may determine from time to time in its sole discretion.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture, is subject to restrictions or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SAR” shall mean a stock appreciation right granted under Section 6(e) of the Plan that entitles the holder to receive the excess of the Fair Market Value of a Share on the relevant date over the exercise price of such SAR, with the excess paid in cash and/or in Shares in the discretion of the Committee.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.

“Stock Payment” means (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 6(f) of the Plan.

“Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly, except with respect to the grant of an ISO the term Subsidiary shall mean any “subsidiary corporation” of the Company as defined in Section 424 of the Code.

SECTION 3. Administration.

(a) The Committee. The Plan shall be administered by the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan). Notwithstanding the foregoing, Awards made to Directors shall be administered by the Board. The term “Committee” as used herein shall refer to the Compensation Committee (or other Board committee), the Board, or the subcommittee (as defined in paragraph (c) of this Section 3), as applicable.

(b) Committee Powers. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person. However, the Committee’s authority to waive or accelerate the Restricted Period with respect to an Award shall be limited to a Qualifying Event.

(c) Delegation to a Subcommittee. The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more members of the Board or officers of the Company (the “subcommittee”), the authority to administer the Plan as to Awards to Employees and Consultants who are not subject to Section 16(b) of the Exchange Act. The Committee may impose such limitations and restrictions, in addition to any required restrictions/limitations, as the Committee may determine in its sole discretion. Any grant made pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning this type of Award.

(d) Modification of Awards. Subject to the limitation set forth at the end of Section 3(b) above, a~~A~~t any time after grant of an Award, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects:

(1) accelerate the period during which the Award vests or becomes exercisable or payable; and

(2) accelerate the time when applicable restrictions or risk of forfeiture or repurchase lapses; and

(3) extend the period during which the Award may be exercised or paid; and

(4) extend the term of any Award (other than the maximum 10 year term);

provided, that such action may be taken only in compliance with the requirements of Section 162(m) of the Code with respect to an Award that is intended to be performance-based compensation under Section 162(m) of the Code.

SECTION 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided below, the number of Shares that may be issued with respect to Awards granted under the Plan shall be 39,500,000. ~~25,500,000~~. If an Award is forfeited or otherwise lapses, expires, terminates or is canceled without the actual delivery of Shares or is settled in cash, then the Shares covered by such Award, to the extent of such forfeiture, expiration, lapse, termination, ~~or~~ cancellation or cash settlement, shall again be Shares that may be issued with respect to Awards granted under the Plan. Shares tendered or withheld by the Company to satisfy tax withholding, exercise price or other payment obligations shall be available for issuance under future Awards, subject to the overall limitation provided in the first sentence above. Notwithstanding the foregoing, no more than 5% of the Shares that may be issued under the Plan may be issued pursuant to Stock Payments.

(b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c) Adjustments. In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards, the grant or exercise price with respect to outstanding Awards and the individual annual grant limits with respect to Awards (other than dollar denominated Awards) automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options. Further, in the event that the Committee determines that any distribution (whether in the form of cash (other than a regular cash dividend), Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of

Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Individual Participant Limits. Subject to adjustment pursuant to the above paragraph (c), “Adjustments,” the maximum aggregate number of Shares that may be subject to Share-denominated Awards granted under the Plan to any individual during any calendar year shall not exceed 1,000,000; provided, however, that commencing January 1, 2005, to the extent the 1,000,000 Share limit is not awarded to any Participant with respect to any calendar year, the amount not so awarded but permitted for such Participant shall be available for award to such Participant during any subsequent calendar year. As a result, the maximum number of Shares pursuant to which Awards may be granted during any calendar year hereunder to any Participant may be greater than the 1,000,000 Share limit specified above only to the extent that such Shares were not awarded to such Participant during any preceding calendar year. The method of counting such Shares shall conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code or the rules and regulations promulgated thereunder. The maximum amount of dollar-denominated Awards that may be granted to any individual during any calendar year shall not exceed $2,000,000.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee. No individual shall have any right to be granted an Award pursuant to this Plan.

SECTION 6. Awards.

(a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(1) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time and Method of Exercise. The Committee shall determine and provide in the Award Agreement or by action subsequent to the grant the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months (unless such holding requirement is waived by the Committee), Shares issuable upon Option exercise, a “cashless-broker” exercise (through procedures approved by the Committee), other securities or other property, a note, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price and tax withholding obligation with respect thereto may be made or deemed to have been made. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may vest and be exercised. No portion of an Option which is unexercisable at termination of the Participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action following the grant of the Option.

(3) Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the shareholders, whichever is earlier. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as a Non-Qualified Stock Option. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(4) Substitution of Stock Appreciation Rights. Subject to the limitations set forth in Section 7(1), t~~T~~he Committee, in its sole discretion, shall have to right to substitute a SAR for an Option at any time prior to or upon exercise of such Option, subject to the provisions of Section 6(e) hereof; provided that such SAR shall be exercisable for the same number of shares of Stock as such substituted Option would have been exercisable for.

(b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the Performance Criteria or other specified criteria, including the passage of time, if any, under which the Restricted Stock may vest or be forfeited to the Company, and the other terms and conditions of such Awards. However, except as provided in Section 6(b)(3) with respect to waivers, (i) the minimum Restricted Period for a Restricted Stock Award the vesting of which is based on the achievement of Performance Criteria shall not be less than one year and (ii) the minimum Restricted Period for a Restricted Stock Award the vesting of which is based solely on the passage of time shall not be less than three years.

(1) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion, as provided in the Award Agreement.

(2) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, upon or in connection with a Qualifying Event, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Stock; provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only in compliance with the requirements of Section 162(m) of the Code. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(4) Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. During the Restricted Period, Restricted Stock will be subject to such limitations on transfer as necessary to comply with Section 83 of the Code.

(c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash or share amount at the time of grant and confer on the Participant the right to receive all or part of such Award upon the achievement of such performance goals (based on the Performance Criteria or any other specified criteria) during such performance periods as the Committee shall establish with respect to the Award. However, except as provided in Section 6(c)(3) with respect to waivers, the minimum performance period shall not be less than one year. The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m) (4) (C) of the Code.

(1) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the Performance Criteria or other criteria upon which the performance goals are to be based, the length of any performance period and the amount of any Performance Award.

(2) Payment of Performance Awards. Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Performance Award, upon a Participant’s termination of employment or service, as applicable (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Performance Awards shall be forfeited by the Participant and re-acquired by the Company. The Committee may, upon or in connection with a Qualifying Event, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Performance Award; provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only in compliance with the requirements of Section 162(m) of the Code. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Performance Awards promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(d) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(1) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including those linked to the Performance Criteria or other specified criteria, including the passage of time, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(2) Dividend Equivalents. Any Phantom Share award may provide, in the discretion of the Committee, that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded, which account or Phantom Shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or set forth in the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Phantom Shares shall be forfeited by the Participant. The Committee may, upon or in connection with a Qualifying Event, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Phantom Shares; provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only in compliance with the requirements of Section 162(m) of the Code.

(4) Payment of Phantom Shares. Phantom Shares may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the Restricted Period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(e) SARs. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. A SAR may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option.

(1) Exercise Price. The exercise price per SAR shall be determined by the Committee at the time the SAR is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time of Exercise. The Committee shall determine and provide in the Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(3) Method of Payment. The Committee shall determine, in its discretion, whether the SAR shall be paid in cash, shares of Common Stock or a combination of the two.

(f) Stock Payments. Stock Payments may be awarded in such amount and may be based upon such Performance Criteria or other specific criteria, if any, determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

(g) Substitute Awards. Awards may be granted under the Plan in substitution of similar awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Company or a Subsidiary of another entity or the assets of another entity. Such substitute awards may have exercise prices less than the Fair Market Value of a Share on the date of such substitution.

(h) General.

(1) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(2) Limits on Transfer of Awards.

(A) Except as provided in paragraph (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(B) Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(C) To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option) may be transferred to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve.

(3) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(4) Share Certificate. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(5) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(6) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

~~(6)~~(7) Dividends on Performance Based Awards. Notwithstanding anything herein to the contrary, distributions on the shares of Common Stock underlying Performance Awards or Awards with Performance Criteria, including dividends and dividend equivalents, shall accrue and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to the Award Participant or forfeited, as the case may be.

(i) Performance Based Compensation. The Committee shall determine which Awards are intended by the Committee to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code. The Committee shall establish performance goals applicable to those Awards based upon the attainment of such target levels of one or more of the Performance Criteria, over one or more periods of time, which may be of varying and overlapping durations, as the Committee may select. The Performance Criteria shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events. In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split. Performance Criteria may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, unit or product line thereof. A performance goal need not be based upon an increase or positive result under a Performance Criteria and could, for example, be based upon limiting economic losses or maintaining the status quo. Which Performance Criteria to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant. To the extent necessary to comply with the qualified performance-based compensation requirements of Section 162(m)(4)(C) of the Code, following the completion of each specified performance period, the Committee shall certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amount earned by a Participant, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. Notwithstanding any other provision of the Plan, any Award which is intended to constitute qualified performance-based compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(1) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would (i) increase the total number of Shares that may be issued under the Plan, except as provided in Section 4(c) of the Plan, or (ii) other than pursuant to an equitable adjustment contemplated by Section 4(c) hereof, permit the exercise price of any outstanding Option or SAR ~~that is “underwater”~~ to be reduced, cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or cancel or replace ~~or for~~ an “underwater” Option or SAR in exchange for cash or~~to be cancelled and replaced with~~ a new Award.

(2) Amendments to Awards. Subject to Paragraph (1) above and Section 3(b), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall adversely affect the rights of a Participant under the Award without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment other than an acceleration of vesting or payment upon the Participant’s death, disability or change of control of the Company, shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

SECTION 8. General Provisions.

(a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company’s financial earnings.

(c) No Right to Employment or Retention. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, with or without cause, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Subsidiary and the affected Participant. If a Participant’s employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

(d) Unusual Transactions or Events. In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by amendment of the terms of any outstanding Awards or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:

(1) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 8(d) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(2) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(3) To make adjustments in the number and type of shares of common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(4) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(5) To provide that the Award cannot vest, be exercised or become payable after such event.

~~(5)~~(6) Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 4(c) and this Section 8(d) to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any such adjustments made to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any such adjustments to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

(e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

(h) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(j) Headings. Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

SECTION 9. Effective Date of Plan.

The Plan shall become effective as ~~of the later~~ of the date (i) it is approved by the stockholders of the Company ~~and (ii) the merger between National-Oilwell Inc. and Varco International Inc. is effective~~. No Awards may be made prior to the effective date of the Plan.

SECTION 10. Forfeiture in Certain Circumstances (“Clawback”).

The Committee may, at its sole discretion, terminate any Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

SECTION 11. Prohibition on Deferred Compensation.

                It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

~~SECTION 11.~~SECTION 12. Term of the Plan.

No Award shall be granted under the Plan after February~~September~~ 20~~13~~, 2023~~14~~, which is the 10th anniversary of the date the amendment and restatement of this Plan was ~~first~~ adopted by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

APPENDIX II

NATIONAL OILWELL VARCO, INC.

ANNUAL INCENTIVE PLAN

Purpose

The National Oilwell Varco, Inc. Annual Incentive Plan (the “Plan”) is intended to promote the interests of National Oilwell Varco, Inc., a Delaware Corporation, (the “Company”) and its shareholders by providing designated Executives with incentive compensation that is correlated with the achievement of specified performance goals. The Plan is intended to provide annual incentive compensation, primarily to Executives who are considered to be “covered employees” within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), that is considered “performance-based compensation” under Code Section 162(m) and thus not subject to the annual compensation deduction limit under Section 162(m).

ARTICLE I

DEFINITIONS

For purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

1.1 “Base Salary” means the regular, annual, base salary payable by the Employer for a Performance Period to a Participant for services rendered, but excluding Incentive Compensation payable under the Plan, income derived from stock options, restricted stock awards, fringe benefits, and any bonuses, incentive compensation, special awards or other extraordinary remuneration. The Committee shall stipulate a Participant’s Base Salary for purposes of computing Incentive Compensation awarded under the Plan to the Participant.

1.2 “Beneficiary” means the beneficiary or beneficiaries designated to receive any amounts payable under the Plan pursuant to Section 6.2 upon the Participant’s death.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” when used in connection with the termination of a Participant’s employment, shall mean (i) the Participant’s gross negligence or willful misconduct in the performance of Participant’s duties with respect to the Company or a Subsidiary or (ii) Participant’s final conviction of a misdemeanor involving moral turpitude or a felony.

1.5 “Change of Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were directors of the Board at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new directors was approved by a vote of at least two-thirds of the directors of the Board then still in office who were directors of the Board at the beginning of the 24 month period.

Notwithstanding the foregoing provisions of this Section 1.5, to the extent that any payment or acceleration hereunder is subject to Code Section 409A as deferred compensation, the term Change of Control shall mean an event described in the foregoing definition of Change of Control that also constitutes a change in control event as defined in Treasury regulation section 1.409A-3(i)(5).

1.6 “Code” means the Internal Revenue Code of 1986, as amended. References herein to any Section of the Code shall also refer to any successor provision thereof, and the regulations and other authority issued thereunder by the appropriate governmental authority.

1.7 “Committee” means the Compensation Committee of the Board. The Committee shall be comprised solely of two (2) or more non-employee members of the Board who qualify to administer the Plan as “disinterested directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Code Section 162(m).

1.8 “Company” means National Oilwell Varco, Inc., a Delaware corporation, or its successor in interest.

1.9 “Employer” means the Company and any Subsidiary.

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.11 “Executive” means an officer of the Company or a Subsidiary.

1.12 “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.

1.13 “Involuntary Termination” means a Participant’s termination from employment with the Employer on or within twelve months following a Change of Control that is either (i) initiated by the Employer for reasons other than Cause, or (ii) initiated by the Participant after (a) a reduction by the Employer of the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change of Control (excluding for this purpose (x) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of the Participant’s offices, titles and reporting requirements, or (y) an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Employer promptly after receipt of notice thereof given by Participant), (b) a reduction of Participant’s Base Salary or total compensation as in effect immediately prior to the Change of Control (total compensation means for this purpose: Base Salary, participation in this Plan, and participation in a long-term incentive plan), or (c) the Participant’s transfer, without the Participant’s express written consent, to a location which is outside the general metropolitan area in which the Participant’s principal place of business immediately prior to the Change of Control may be located or the Employer’s requiring the Participant to travel on Employer business to a substantially greater extent than required immediately prior to the Change of Control.

1.14 “Participant” means an Executive who is selected by the Committee to participate in the Plan pursuant to Article III for any Performance Period.

1.15 “Performance Criteria” means the business criteria that are specified by the Committee pursuant to Article VII.

1.16 “Performance Goal” means (a) the selected Performance Criteria and (b) the objective goals established relative to such Performance Criteria, as determined by the Committee for any Performance Period.

1.17 “Performance Period” means the Company’s fiscal year or such other period selected by the Committee for the award of Incentive Compensation.

1.18 “Plan” means the National Oilwell Varco, Inc. Annual Incentive Plan, as it may be amended from time to time.

1.19 “SEC” means the Securities and Exchange Commission or any successor thereto.

1.20 “Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Code Section 424(f), and any limited liability company, partnership, joint venture, or other entity in which the Company controls more than fifty percent (50%) of its voting power or equity interests.

ARTICLE II

ADMINISTRATION

Subject to the terms and conditions of this Article II, the Plan shall be administered by the Committee. The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions of the Plan and the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible as determined by the Committee. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under the Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan including, but not limited to, the power to:

(a) designate the Executives who are eligible to participate in the Plan as Participants;

(b) maintain records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c) adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein;

(d) enforce the terms of the Plan and the rules and regulations it adopts;

(e) review claims and render decisions on claims for benefits under the Plan;

(f) furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g) employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee deems necessary or desirable in connection with its duties hereunder; and

(h) perform any other acts necessary or appropriate for the proper management and administration of the Plan.

The Committee may delegate to one or more members of the Committee any of its administrative duties under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time by directive or practice; provided, however, the Committee cannot delegate to such member(s) the power or authority to (i) award Incentive Compensation under the Plan or (ii) to take any action which would contravene the requirements of Code Section 162(m) or the Sarbanes-Oxley Act of 2002.

ARTICLE III

ELIGIBILITY

For each Performance Period, the Committee shall select the particular Executives to whom Incentive Compensation may be awarded under the Plan for such Performance Period. Executives who participate in the Plan may also participate in other incentive or benefit plans maintained by an Employer.

ARTICLE IV

ESTABLISHMENT OF INCENTIVE COMPENSATION TARGETS

4.1 Incentive Compensation Award Target. For each award of Incentive Compensation for a Performance Period, the Committee will establish the level or levels of targeted Incentive Compensation for each Participant within the first ninety (90) days of the Performance Period (or within such shorter deadline as may apply under Code Section 162(m) if the Performance Period is less than 12 months). The Incentive Compensation targets for each Participant that are established by the Committee will be expressed as a percentage of such

Participant’s Base Salary; provided, however, in no event will a Participant’s Incentive Compensation exceed five million dollars ($5,000,000) for any single Performance Period.

4.2 Increase in Incentive Compensation. Under no circumstances may the amount of any Incentive Compensation awarded to any Participant for a specified Performance Period be increased by the Committee without requisite shareholder approval to the extent required by Code Section 162(m).

ARTICLE V

DETERMINATION OF GOALS FOR INCENTIVE COMPENSATION

5.1 Establishment of Performance Goals. For each Performance Period for which the Committee determines to establish potential Incentive Compensation awards for one or more Participants, the Committee, within the first ninety (90) days of such Performance Period (or within such shorter deadline as may apply under Code Section 162(m) if the Performance Period is less than 12 months), will set forth in writing all of the terms and conditions of such Incentive Compensation awards, including: (a) the Performance Goals for the Performance Period, including the Performance Criteria and the objective goals established relative to such Performance Criteria, which may include a threshold, target and maximum level of achievement, and the relative weighting of each Performance Goal in determining the Participant’s actual Incentive Compensation; provided, however, the outcome of such Performance Goals must be substantially uncertain at the time they are established by the Committee; and (b) with respect to each Participant, the maximum percentage of his Incentive Compensation payable upon attaining each level of achievement of the Performance Goals.

5.2 Determination. Within a reasonable period of time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals assigned to each Participant were achieved for the Performance Period, and based solely on such achievement, shall approve the calculation of the Participant’s actual Incentive Compensation award. No Incentive Compensation is payable hereunder unless at least the designated threshold level or levels for such Performance Goals have been achieved, as determined by the Committee.

5.3 Committee Discretion. The Committee shall have no discretion to approve an amount of Incentive Compensation to be paid to a Participant under the Plan that is in excess of the amount determined pursuant to the pre-established Incentive Compensation award granted to the Participant for the applicable Performance Period.

ARTICLE VI

PAYMENT OF INCENTIVE COMPENSATION

6.1 Form and Time of Payment. Subject to Section 6.2, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in a cash lump sum (net of applicable tax and other required withholdings) as soon as practicable after (a) the results for such Performance Period have been finalized and (b) the Committee has certified, in writing, that the applicable Performance Goals have been satisfied for the Performance Period. For purposes of the preceding sentence, approved minutes of the Committee meeting in which the certification is made shall be treated as written certification. The Incentive Compensation shall be paid under the Plan within two and one-half (2 1/2) months after the end of the calendar year in which the Performance Period relating to such Incentive Compensation ends.

6.2 Payment in the Event of Termination.

(a) If a Participant’s employment terminates for any reason prior to the end of a Performance Period, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period, except as otherwise provided by the Committee.

(b) If a Participant’s employment terminates for any reason after the end of a Performance Period but prior to the date of actual payment pursuant to Section 6.1, then such Participant (or Participant’s Beneficiary in the event employment is terminated due to death) shall be entitled to the Incentive Compensation payment determined by the Committee to be due and payable to such Participant; provided, however, that if (i) such Participant’s employment is terminated for Cause, or (ii) such Participant voluntarily terminates employment with the Company (excluding an Involuntary Termination) during the period after the end of a Performance Period but prior to the date of actual payment pursuant to Section 6.1, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.

ARTICLE VII

PERFORMANCE CRITERIA

As determined by the Committee, Incentive Compensation payable under the Plan is subject to the performance objectives relating to one or more of the following Performance Criteria (with respect to the Company, any Subsidiary or any division, operating unit or product line): net earnings (either before or after interest, taxes, depreciation and/or amortization), sales, revenue, net income (either before or after taxes), operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, cost reductions, controls or savings, operating efficiency, customer satisfaction, corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), working capital, strategic initiatives, economic value added, earnings per share, earnings per share from operations, price per share of stock, and market share. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a Performance Period.

The Committee shall establish one or more Performance Criteria for each award of Incentive Compensation to a Participant. In establishing the Performance Criteria for each award of Incentive Compensation, the Committee may provide that the effect of specified extraordinary or unusual events will be included or excluded (including, but not limited to, all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principle, all as determined in accordance with standards set by Opinion No. 30 of the Accounting Principles Board (APB Opinion 30) or other authoritative financial accounting standards). The terms of the stated Performance Criteria for each applicable award of Incentive Compensation must preclude the Committee’s discretion to increase the amount payable to any Participant that would otherwise be due upon attainment of the Performance Criteria. The Performance Criteria specified need not be applicable to all awards of Incentive Compensation, and may be particular or unique to an individual Participant’s function, duties or business unit.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.

8.2 No Right to Continue in Employment. Nothing in the Plan confers upon any Participant the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Employer to discharge any Participant at any time (subject to any contract rights of such Participant).

8.3 Indemnification of Committee Members. Each person who is or was a member of the Committee shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he is or may be a party, or in which he may be involved, by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such person shall be indemnified by the Company for all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled from the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.4 No Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of any Employer for payment of any amounts due hereunder. No Participant, Beneficiary, or other person or entity shall have any interest in any particular assets of an Employer by reason of the right to receive any Incentive Compensation under the Plan until such payment is actually received by such person. Participants and Beneficiaries shall have only the rights of general unsecured creditors of the Company.

8.5 Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions.

8.6 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Participants and their Beneficiaries, heirs, and personal representatives.

8.7 Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

8.8 Integrated Plan. The Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.

8.9 Compliance with Code Section 409A. The Plan is not intended to provide for the payment of any nonqualified deferred compensation that is subject to Code Section 409A. However, to the extent that any payment under the Plan is determined by the Committee to be nonqualified deferred compensation subject to Section 409A, the Plan is intended to comply with Section 409A. If any provision herein results in the imposition of an excise tax on any Participant or Beneficiary under Section 409A, such provision will be reformed to the extent necessary to avoid such imposition as the Committee determines is appropriate to comply with Section 409A.

8.10 Forfeiture in Certain Circumstances (“Clawback”). The Committee may, at its sole discretion, terminate any Award of Incentive Compensation (“Award”) if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Awards. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

ARTICLE IX

AMENDMENT OR DISCONTINUANCE

The Committee may at any time, and from time to time, without the consent of (or liability of the Committee or Employer to) any Participant, amend, revise, suspend, or discontinue the Plan, in whole or in part, subject to any shareholder approval required by law; provided, however, the Committee may not amend the Plan to change the method for determining Incentive Compensation or the Performance Goals under Articles IV and V without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Code Section 162(m).

ARTICLE X

EFFECT OF THE PLAN

Neither the adoption of the Plan, nor any action of the Board or the Committee hereunder, shall be deemed to give any Participant any right to be granted Incentive Compensation hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that any Employer will employ a Participant in any particular position or for any particular duration; (c) give any Participant any right, title, or interest whatsoever in, or to, any assets or investments which the Participant may make to aid it in meeting its obligations hereunder; (d) create a trust or fund of any kind; or (e) create any type of fiduciary relationship between an Employer and a Participant or any other person.

ARTICLE XI

TERM

The Plan shall be effective as of January 1, 2013, contingent upon its approval by the Company’s shareholders in a manner consistent with the shareholder approval requirements of Code Section 162(m).

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1A	Merrill A. Miller, Jr.		☐	☐	☐
1B	Greg L. Armstrong		☐	☐	☐
1C	Ben A. Guill		☐	☐	☐
1D	David D. Harrison		☐	☐	☐
1E	Roger L. Jarvis		☐	☐	☐
1F	Eric L. Mattson		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5 :			For	Against	Abstain
2.	Ratification of Independent Auditors:		☐	☐	☐
3.	Approve, by non-binding vote, the compensation of our named executive officers:		☐	☐	☐
4.	Approve amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan:		☐	☐	☐
5.	Approve the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers:		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS & 10k is/are available at www.proxyvote.com.

NATIONAL OILWELL VARCO, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2013

The undersigned hereby appoints Clay C. Williams and Dwight W. Rettig or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Wednesday, May 22, 2013, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 10, 2013 proxy statement.

This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), FOR the approval of the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4), and FOR the approval of the National Oilwell Varco, Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5).

The undersigned acknowledges receipt of the April 10, 2013 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side